Exhibit 10.170

SECOND AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT

dated as of January 29, 2010

among

GCI HOLDINGS, INC.,
as Borrower,

GCI, INC.,
as Parent,

the Subsidiary Guarantors party hereto

the Lenders party hereto,

ROYAL BANK OF CANADA,
as Syndication Agent,

COBANK, ACB,
UNION BANK OF CALIFORNIA, N.A.,
and
WELLS FARGO BANK, N.A.,
as Documentation Agents,

and

CALYON NEW YORK BRANCH,
as Administrative Agent

______________________

CALYON NEW YORK BRANCH,
as Sole Lead Arranger and Sole Book Runner

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104

TABLE OF CONTENTS

EXHIBITS:
Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Revolving Loan Note
Exhibit B-2	Form of Swingline Note
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Amended and Restated Security Agreement
Exhibit F	Form of Amended and Restated Pledge Agreement
Exhibit G-1	Form of Opinion of Sherman & Howard L.L.C.
Exhibit G-2	Form of Opinion of Hartig Rhodes Hoge & Lekisch, PC
Exhibit G-3	Form of Opinion of Borrower
Exhibit H	Form of Closing Certificate
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Guarantee Supplement
Exhibit L	Form of Add-on Term Loan Supplement
Exhibit M	Form of Revolving Increase Supplement

SCHEDULES:
Schedule 1.1A	Commitments
Schedule 1.1B	List of Existing Letters of Credit
Schedule 1.1C	List of Existing Security Documents
Schedule 1.1D	List of Existing Subsidiary Guaranties
Schedule 4.3	List of Subsidiaries
Schedule 4.4	List of Insurance
Schedule 4.6	Disclosed Matters
Schedule 4.8	List of Matters Affecting Authorizations
Schedule 4.13	List of Subsidiaries
Schedule 4.14	List of Insurance
Schedule 7.1	List of Existing Indebtedness
Schedule 7.2	List of Existing Liens
Schedule 7.4	List of Existing Investments
Schedule 7.10	List of Agreements with Affiliates
Schedule 7.11	List of Existing Restrictions

SECOND AMENDED AND RESTATED CREDIT AND GUARANTEE AGREEMENT, dated as of January 29, 2010, among GCI HOLDINGS, INC., GCI, INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, ROYAL BANK OF CANADA, as Syndication Agent, COBANK, ACB, UNION BANK OF CALIFORNIA, N.A., and WELLS FARGO BANK, N.A., as Documentation Agents, and CALYON NEW YORK BRANCH, as Administrative Agent.

RECITALS

This Second Amended and Restated Credit and Guarantee Agreement amends, restates, replaces and supersedes, in its entirety, without a breach in continuity and without constituting a novation, (a) the Amended and Restated Credit Agreement, dated as of August 31, 2005 (as amended, the “Existing Credit Agreement”), among the Borrower, the other borrowers party thereto, the lenders party thereto, the other parties thereto and CNYB, as the administrative agent (the “Existing Administrative Agent”), (b) the Guaranty Agreement, dated as of August 31, 2005, by and between the Parent and the Existing Administrative Agent, and (c) each of the Existing Subsidiary Guaranties.

Accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
Section 1.1. Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning set forth in Section 7.5.

“Add-on Term Loan” and “Add-on Term Loans” shall have the respective meanings set forth in Section 2.1(c).

“Add-on Term Loan Borrowing Date” shall, with respect to each Add-on Term Loan, have the meaning set forth in the Effective Add-on Term Loan Supplement with respect to such Add-on Term Loan.

“Add-on Term Loan Commitment” shall mean, as of any date and with respect to any Lender, the amount set forth in paragraph 2 or 3 of the applicable Effective Add-on Term Loan Supplement.

“Add-on Term Loan Supplement” means a supplement in substantially the form of Exhibit L.

“Adjusted Operating Cash Flow” means,  with respect to any Person, Operating Cash Flow of such Person adjusted, on a consistent basis, to give effect to each acquisition, disposition and merger that occurred during the relevant period as if each had occurred on the first day of such period.

“Administrative Agent” means CNYB, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto appointed pursuant to Article 9.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agreement” means this Second Amended and Restated Credit and Guarantee Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the One Month LIBO Rate plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the One Month LIBO Rate, respectively.

“Applicable Margin” means, at all times from and after the Closing Date, except as otherwise provided in Section 2.1(d), (i) with respect to each ABR Revolving Borrowing and each Swingline Loan, the percentage set forth below under the heading “ABR Margin” during the applicable periods set forth below, and (ii) with respect to each Eurodollar Revolving Borrowing and the fees payable under Section 3.3(b)(i), the percentage set forth below under the heading “Eurodollar and LC Fee Margin” during the applicable periods set forth below, provided that until the delivery of the Compliance Certificate for the second full fiscal quarter after the Closing Date pursuant to Section 6.1(c), the Total Leverage Ratio shall be deemed to be in excess of 3.75:1.00 for purposes of determining the Applicable Margin:

When the Total Leverage Ratio (X) is	ABR Margin	Eurodollar and LC Fee Margin
3.75:1.00 < X	3.00%	4.00%
3.25:1.00 < X < 3.75:1.00	2.50%	3.50%
2.75:1.00 < X < 3.25:1.00	2.00%	3.00%
X < 2.75:1.00	1.50%	2.50%

With respect to each Add-on Term Loan, “Applicable Margin” shall have the meaning set forth in Schedule I to the Effective Add-on Term Loan Supplement applicable thereto.  Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be based upon the Compliance Certificate most recently delivered under Section 6.1(c) and shall become effective on the date such Compliance Certificate is received by the Administrative Agent.  Notwithstanding anything to the contrary in this definition, if the Borrower shall fail to deliver to the Administrative Agent a Compliance Certificate on or prior to any date required hereby, then solely for purposes of determining the “Applicable Margin”, the Total Leverage Ratio shall be deemed to be in excess of 3.75:1.00 from and including such date to the date of receipt by the Administrative Agent of such certificate.

“Applicable Percentage” means, with respect to any applicable Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Debt” means Indebtedness incurred by the Parent or any subsidiary thereof (a) having a final stated maturity date that is earlier than the Permitted Debt Maturity Date, and (b) in an aggregate principal amount at any one time outstanding not in excess of $10,000,000.

“Approved Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c)(i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Arranger” means CNYB, in its capacity as Sole Lead Arranger of the credit facility evidenced by this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Authorization” means, collectively, (a) any FCC License, (b) any Franchise, or (c) any other franchise, franchise application, ordinance, agreement, permit, license, order, certificate, registration, qualification, variance, license, approval, permit or other form of permission, consent or authority issued by the FCC, any State PUC, or any other Governmental Authority regulating the ownership or operation of the Communications Business.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means GCI Holdings, Inc., an Alaska Corporation.

“Borrowing” means (a) Revolving Loans or Add-on Term Loans, as applicable, of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Swingline Loans.

“Borrowing Request” means a Borrowing Request, substantially in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to property, plant or equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, provided that in any event the term “Capital Expenditures” shall exclude: (i) expenditures to the extent financed with amounts reinvested from the proceeds of asset sales, casualty events or condemnation and (ii) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit from a Person that is not the Borrower or any Subsidiary.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing not more than one year from the date of acquisition;

(b)           certificates of deposit, dollar time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Credit Party making such deposits available in the ordinary course of business, First National Bank of Alaska, Northrim Bank or any domestic commercial bank having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of “P-2” or better from Moody’s Investors Service, Inc. (“Moody’s”) or “A-2” or better from Standard & Poor’s Ratings Group, Inc. (“S&P”);

(c)           repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)           commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “P-1” or higher from Moody’s or “A-1” or higher from S&P, and in each case maturing within one year after the date of acquisition;

(e)           securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, rated at least “A2” by Moody’s or at least “A” by S&P and in each case having maturities of not more than one year from the date of acquisition; and

(f)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition or cash.

“Cash Interest Expense” means, for any Person for any period, an amount equal to (a) the interest expense (including, without limitation, the interest component of Capital Lease Obligations) of such Person and its subsidiaries during such period determined on a consolidated basis in accordance with GAAP, but without taking into account any payments, accruals or other items whatsoever under or with respect to any Interest Rate Derivative, minus (b) all payments (including, without limitation, all initial payments, periodic payments and termination payments) received by such Person and its subsidiaries during such period on a consolidated basis under all Interest Rate Derivatives, plus (c) all payments (including, without limitation, all initial payments, periodic payments and termination payments) made by such Person and its subsidiaries during such period on a consolidated basis under all Interest Rate Derivatives.

“Change in Control” means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of GCI or the Parent to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions hereof) other than to the Permitted Holders; (2) the approval by the holders of Equity Interests of GCI or the Parent, as the case may be, of any plan or proposal for the liquidation or dissolution of GCI or the Parent, as the case may be (whether or not otherwise in compliance with the provisions hereof); (3) any Person or Group (other than the Permitted Holders, any entity formed for the purpose of owning Equity Interests of the Parent or any direct or indirect wholly owned subsidiary of GCI) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Equity Interests of GCI or the Parent; (4) the replacement of a majority of the board of directors of GCI or the Parent over a two-year period from the directors who constituted the board of directors of GCI or the Parent, as the case may be, at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of GCI or the Parent, as the case may be, then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or (5) the failure of the Parent to own directly, beneficially and of record, 100% of the aggregate voting power and economic interests represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis.

“Change in Law” means (i) the adoption of any law, rule or regulation by any Governmental Authority after the Closing Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Class”, (i) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Add-on Term Loans or Swingline Loans and (ii) when used in reference to any Lender, refers to such Lender in its capacity as a holder of Revolving Loans or Add-on Term Loans, as applicable.

“Closing Date” means January 29, 2010.

“CNYB” means Calyon New York Branch and its successors.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any property of any Loan Party which, pursuant to any Security Document, secures any or all of the Obligations.

“Commitments” means, collectively, the Revolving Commitments and the Add-on Term Loan Commitments, if existing.

“Communications Act” means the Federal Communications Act of 1934, and the rules and regulations issued thereunder.

“Communications Business” means the cable (including without limitation cable television), local access, wireline and wireless (whether fixed or mobile) communications systems and other businesses (including long distance, data and internet services) of the Borrower and the Subsidiaries generally.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit I.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Act” means The Copyright Act of 1976.

“Credit Parties” means the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default under Article 8.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent (and the Administrative Agent shall promptly notify the parties hereto after making such determination), that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Loan Party or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, three Business Days after written request by the Administrative Agent (at any time the Administrative Agent shall have reasonably determined that such Lender may fail to comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans), to confirm it will comply with the terms of this Agreement relating to such obligations, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  For the avoidance of doubt, the mere acquisition or maintenance by a Governmental Authority of a Lender in and of itself will not cause a Lender to be a “Defaulting Lender”.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disqualified Equity” means any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions, on or prior to the date that is one year after the Maturity Date; provided, however, that an Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of one or more certain events shall not constitute Disqualified Equity if the terms of such Equity Interest provide that such Person may not repurchase or redeem any such Equity Interest unless such repurchase or redemption complies with Section 7.8.  The term “Disqualified Equity” shall also include any option, warrant or other right that is convertible into Disqualified Equity or that is redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Maturity Date.

“Documentation Agents” means Cobank, ACB, Union Bank of California, N.A., and Wells Fargo Bank, N.A., each in its capacity as a documentation agent hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Add-on Term Loan Supplement” shall mean an Add-on Term Loan Supplement, if any, that has been delivered to and accepted by the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority having the force or effect of law or regulation, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means, as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means (a) a share of corporate stock, a partnership interest, a membership interest in a limited liability company, any interest that confers on a Person the right to receive a share of the profits and losses of the issuing Person and any other interest (other than to the extent constituting a debt) that confers on a Person the right to receive a share of the distribution of assets upon the liquidation of the issuing Person and (b) all warrants, options or other rights to acquire any Equity Interest set forth in clause (a) of this defined term (but excluding any debt security that is convertible into, or exchangeable for, any such Equity Interest).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the distress termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vi) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 8.

“Excluded Collateral” means interests acquired after the Closing Date by the Borrower and the Subsidiary Guarantors in (a) real property not in excess of (i) $5,000,0000 in respect of any individual parcel (or contiguous parcels) of real property, or (ii) $20,000,000 in the aggregate, (b) patents, trademarks and copyrights not in excess of $5,000,000 in the aggregate, (c) joint ventures not in excess of $5,000,000 individually or $10,000,000 in the aggregate, and (d) personal property not included in the definition of “Collateral” as defined in the Security Agreement.

“Excluded Subsidiary” means United Utilities, Inc., an Alaska corporation, Unicom, Inc., an Alaska corporation, United-KUC, Inc., an Alaska corporation, each existing and future subsidiary of each of the foregoing and any future Subsidiary designated as an “Excluded Subsidiary” by the Borrower in a written notice delivered to the Administrative Agent in accordance with Section 6.11.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (i) net income or net profits, net worth, capital and franchise Taxes imposed in lieu of net income Taxes imposed (A) by the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient (or, in the case of a pass through entity, any of its beneficial owners) is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located or (B) as a result of a present or former connection between such recipient or such beneficial owner thereof and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document), (ii) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Loan Party is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, (iii) in the case of a Foreign Lender, withholding Taxes, including backup withholding Taxes, imposed on amounts payable to such Foreign Lender unless such Taxes are imposed as a result of a change in the applicable statute, regulation or treaty occurring after such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such Taxes pursuant to Section 3.7, and (iv) Taxes resulting from a Lender’s (or, in the case of a pass-through entity, any of its beneficial owners’) failure to comply with Section 3.7(e) or (f).

“Existing Credit Agreement” has the meaning set forth in the Recitals.

“Existing Lender” shall have the meaning assigned to such term in Section 5.1(a).

“Existing Letter of Credit” means each letter of credit listed on Schedule 1.1B.

“Existing Security Documents” means the agreements listed on Schedule 1.1C.

“Existing Subsidiary Guaranties” means the agreements listed on Schedule 1.1D.

“FCC” means the Federal Communications Commission, or any Governmental Authority succeeding to the functions thereof.

“FCC License” means any governmental approval or authorization issued by the FCC pursuant to the Communications Act or otherwise that authorizes a Person to transmit or receive radio waves, microwaves or other signals (whether terrestrial or otherwise).

“Federal Funds Effective Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Covenants” means the covenants set forth in Sections 7.15, 7.16, 7.17 and 7.18.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller, senior vice president-finance or vice president-finance of such Person.

“Forecasts” has the meaning assigned to such term in Section 4.4.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Loan Party is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchises” means all franchises and franchise applications required in connection with the Communications Business, other than FCC Licenses.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“GCI” means General Communication, Inc., an Alaska corporation.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee in accordance with GAAP.  The term “guarantee” or “guaranteed” as a verb has a correlative meaning thereto.

“Guarantee Supplement” means a Guarantee Supplement in the form of Exhibit K.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap, cap, collar, hedging or other like arrangement.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property (excluding accounts payable incurred in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (x) Disqualified Equity.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Interest Coverage Ratio” means, as of any date, the ratio of (i) Operating Cash Flow of the Parent to (ii) Cash Interest Expense of the Parent, in each case for the most recently completed four fiscal quarters in respect of which a Compliance Certificate has been delivered in accordance with Section 6.1(c).

“Interest Election Request” means an Interest Election Request, substantially in the form of Exhibit D.

“Interest Expense” means, for any Person for any period, the interest expense (including, without limitation, the interest component of Capital Lease Obligations) of such Person and its subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (i) with respect to each ABR Loan, the last day of each March, June, September and December, (ii) with respect to each Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period, (iii) with respect to each Loan, the Maturity Date, and (iv) with respect to each Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.6(a).

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Derivative” means any interest rate swap, cap or collar agreement.

“Investment” has the meaning assigned to such term in Section 7.4.

“IRU” shall mean any agreement whereby one Person grants the exclusive and irrevocable right to use conduit, dark fiber, lit fiber (including associated electronic and/or optical components) or other telecommunications network facilities owned by such Person to another Person for such other Person’s own network use, but not the right to physical possession and control of such facilities, and without regard to whether such agreement should be characterized as a lease or as a conveyance of an ownership interest.

“Issuing Bank” means CNYB, in its capacity as the issuer of Letters of Credit.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to the terms and provisions of Section 10.4 and pursuant to an Assignment and Acceptance, pursuant to a Revolving Increase Supplement, or pursuant to an Add-on Term Loan Supplement, other than any such Person that ceases to be a party hereto pursuant to the terms and provisions of Section 10.4 and pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (i) any letter of credit (and any successive renewals thereof) issued pursuant to this Agreement and (ii) any Existing Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount equivalent to such Eurodollar Borrowings and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the documentation in respect of each Letter of Credit and the Security Documents.

“Loan Parties” means the Borrower, the Parent and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, or financial condition of the Borrower and the Subsidiaries, taken as a whole, or (ii) the rights of, or remedies available to, any Credit Party, under the Loan Documents.

“Material Obligations” means Indebtedness (other than Indebtedness under the Loan Documents) of any one or more of the Parent, the Borrower or any Subsidiary in an aggregate principal amount exceeding $10,000,000.  For purposes of determining Material Obligations, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Materials” has the meaning assigned to such term in Section 10.1.

“Maturity Date” means January 29, 2015.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or an ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Income” means, with respect to any Person for any period, the net income of such Person and its subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“New Excluded Subsidiary” has the meaning assigned to such term in Section 6.11.

“New Included Subsidiary” has the meaning assigned to such term in Section 6.11.

“New Notes” means the 8-5/8% Senior Notes due 2019 of the Parent.

“New Subsidiary” has the meaning assigned to such term in Section 6.11.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.2(c).

“Non-US Lender” has the meaning assigned to such term in Section 3.7(f).

“Notes” means, to the extent issued pursuant to Section 2.8(d), promissory notes evidencing the Loans substantially in the form of (a) Exhibit B-1, in the case of any Revolving Loan, (b) Exhibit B-2, in the case of any Swingline Loan or (c) an exhibit attached to the relevant Add-on Term Loan Supplement at the time of delivery thereof, in the case of any Add-on Term Loan.

“Obligations” has the meaning assigned to such term in the Security Agreement.

“One Month LIBO Rate” means, for any day, the rate per annum appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, on such day as the rate for dollar deposits of $1,000,000 with a maturity of one month (provided that in the event that such rate is not available at such time for any reason, then the “One Month LIBO Rate” shall be the rate at which dollar deposits of $1,000,000 for a maturity of one month are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day), provided that if the day for which such rate is to be determined is not a Business Day, the One Month LIBO Rate for such day shall be such rate on the next preceding Business Day.

“One-Time Transaction Assets” means (a) property of the Borrower and the Subsidiary Guarantors having a net book value in accordance with GAAP of up to $50,000,000, and (b) the interests of the Borrower and the Subsidiary Guarantors, as lessee(s), under two transponder leases.

“Operating Cash Flow” means, for any Person for any period, (a) Net Income of such Person for such period, plus (b) without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) provision for income taxes for such period, (iii) the aggregate amount attributable to depreciation and amortization for such period, (iv) the aggregate amount of other non-cash charges for such period, (v) the aggregate amount of all non-cash compensation paid to directors, officers and employees, and (vi) the aggregate amount of extraordinary or non-recurring charges during such period, minus (c) without duplication and to the extent added in determining such Net Income, the aggregate amount of extraordinary, non-operating and non-recurring additions to income during such period (including IRUs that do not provide for periodic payments to be made at least semi-annually during the term of such transaction in proportion to the availability of capacity).

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent” means GCI, Inc., an Alaska Corporation.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt Maturity Date” means July 29, 2015.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.4;

(b)           landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.4;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           pledges and deposits to secure the performance of bids, government, trade and other similar contracts (other than contracts for the payment of money), leases, subleases, statutory obligations and surety, stay, appeal, indemnity, performance or other similar bonds or obligations and other obligations of a like nature, and deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations, in each case in the ordinary course of business;

(e)           judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 8;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on, and other imperfections of title with respect to, real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiaries;

(g)           Liens on the assets of any Subsidiary Guarantor in favor of the Borrower or any other Subsidiary Guarantor, and Liens on assets of the Borrower in favor of any Subsidiary Guarantor;

(h)           Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(i)           Liens in favor of collecting or payor banks or securities intermediaries having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Parent, the Borrower or any Subsidiary on deposit with or in possession of such bank or in a security account of such security intermediary, or arising under or pursuant to general banking conditions;

(j)           Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(k)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases;

(l)           (i) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (ii) Liens relating to purchase orders and other agreements entered into with customers or suppliers of the Borrower or any Subsidiary in the ordinary course of business;

(m)           Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with an Investment permitted by Section 7.4;

(n)           Liens deemed to exist in connection with Investments permitted by Section 7.4(a) that constitute repurchase obligations;

(o)           (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty, liability, director and officer or other insurance to the Parent, the Borrower or any Subsidiary;

(p)           Liens securing obligations (other than obligations representing Indebtedness for money borrowed) under reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent, the Borrower or any Subsidiary; and

(q)           Liens arising out of conditional sale, title retention, consignment or similar arrangements entered into by the Parent, the Borrower or any Subsidiary in the ordinary course of business.

“Permitted Holders” means (i) Ronald Duncan and his estate, spouse, ancestors, lineal descendants and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries and (ii) the General Communication, Inc. Employee Stock Purchase Plan.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall mean IntraLinks or another similar electronic system.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, substantially in the form of Exhibit F, dated as of the Closing Date, between the Parent and the Administrative Agent, for the benefit of the Secured Parties.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by CNYB as its prime commercial lending rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by CNYB in connection with extensions of credit to borrowers.

“Proposed Change” has the meaning assigned to such term in Section 10.2(c).

“Public Lender” shall have the meaning assigned to such term in Section 10.1.

“Refinancing Indebtedness” means, with respect to any Indebtedness, any other Indebtedness that renews, refinances or replaces such Indebtedness; provided that (1) the only obligors under such renewal, refinancing or replacement Indebtedness are Persons that were obligors under the Indebtedness being renewed, refinanced or replaced, (2) if the Indebtedness being renewed, refinanced or replaced is subordinated in right of payment to the Obligations, such renewal, refinancing or replacement Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refinanced or replaced, (3) such renewal, refinancing or replacement shall not increase the principal amount of such

Indebtedness (other than with respect to any accrued interest, premiums, fees or expenses payable in connection with such renewal, refinancing or replacement, and any original issue discount in connection therewith, provided that the aggregate sum of all such accrued interest, premiums, fees, expenses and original issue discount shall not exceed in the aggregate an amount equal to 10% of the Indebtedness being renewed, refinanced or replaced), (4) such renewal, refinancing or replacement Indebtedness has a final stated maturity date equal to or later than the final stated maturity date of the Indebtedness being renewed, refinanced or replaced and (5) such renewal, refinancing or replacement Indebtedness has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Indebtedness being renewed, refinanced or replaced.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Replacement Debt” means senior unsecured debt of the Parent that meets the following criteria: (i) such debt constitutes Refinancing Indebtedness, (ii) such debt does not require any payment or prepayment (including without limitation any sinking fund or similar payment) of principal prior to the Permitted Debt Maturity Date other than pursuant to mandatory prepayment requirements not materially more restrictive than those applicable to the Senior Notes, with such changes thereto as shall be reasonably acceptable to the Administrative Agent, and (iii) the affirmative covenants, negative covenants and events of default applicable thereto shall be substantially the same as those applicable to the New Notes, with such changes thereto as shall be reasonably acceptable to the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing greater than 50% of the sum of the aggregate Total Credit Exposures of all Lenders.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, president, chief financial officer (or similar title) or treasurer (or similar title) of such Person.

“Restricted Payment” means, as to any Person, (i) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interest issued by such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by such Person on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or any option, warrant or other right to acquire any such Equity Interest, (iii) any payment of any management, consulting, administrative or other similar fee by such Person to any Affiliate thereof to the extent that such fee is in excess of the amount that such Person could have obtained for similar service on an “arm’s length” basis from an unrelated third party, and (iv) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance of or with respect to any Indebtedness of any Affiliate of such Person.

“Revolving Commitment” means, with respect to each Lender having a Revolving Commitment, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in an aggregate outstanding amount not exceeding the amount of such Lender’s Revolving Commitment as set forth on Schedule 1.1A, in the initial Revolving Increase Supplement executed and delivered by such Lender, the Borrower and the Administrative Agent, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such commitment may be reduced or increased from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4.  The amount of each Lender’s Revolving Commitment on the Closing Date is set forth on such Schedule 1.1A. The aggregate amount of the Revolving Commitments on the Closing Date is $75,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans plus its LC Exposure and Swingline Exposure at such time.

“Revolving Increase Supplement” means an increase supplement in substantially the form of Exhibit M.

“Revolving Lender” means a Lender with a Revolving Commitment.

“Revolving Loan” means a Loan referred to in Section 2.1(a) and made pursuant to Section 2.4.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the “Secured Parties” as defined in the Security Agreement.

“Security Agreement” means the Amended and Restated Security Agreement, substantially in the form of Exhibit E, dated as of the Closing Date, among the Borrower, the Subsidiary Guarantors and the Administrative Agent, for the benefit of the Secured Parties.

“Security Documents” means (a) the Security Agreement, (b) the Pledge Agreement, (c) each Existing Security Document, and (d) each other security agreement, instrument or other document executed or delivered pursuant to this Agreement or any agreement referred to in clauses (a), (b) or (c) above to secure any of the Obligations.

“Senior Debt” means, as of any date, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries that would be reflected as liabilities on a consolidated balance sheet of the Borrower and the Subsidiaries as of such date prepared in accordance with GAAP.

“Senior Leverage Ratio” means, as of any date, the ratio of (i) Senior Debt on such date to (ii) Adjusted Operating Cash Flow of the Borrower for the most recently completed four fiscal quarters in respect of which a Compliance Certificate has been delivered in accordance with Section 6.1(c).

“Senior Notes” means the 7.25% Senior Notes due 2014 of the Parent.

“Senior Note Refinancing” means the Senior Notes (a) have been repaid in full and discharged with the proceeds of Replacement Debt, or (b) have been amended, in form and substance reasonably satisfactory to the Administrative Agent, to provide that the first scheduled payment of principal thereon shall not occur prior to the Permitted Debt Maturity Date.

“Significant Transaction” means each of the following, regardless of whether any requirement under Section 6.1(f) with respect thereto shall have been satisfied:

(a) any transaction referred to in Section 7.3(a)(i),

(b) any transaction referred to in Section 7.3(a)(iii) which is not otherwise permitted by Section 7.3,

(c) any Acquisition by the Parent or any of its subsidiaries other than from the Parent or any of its subsidiaries for which the aggregate consideration payable by the Parent and its subsidiaries is in excess of $100,000,000,

(d) any transaction (i) referred to in Section 7.5(c) which is not otherwise permitted by Section 7.5, and (ii) for which the aggregate consideration payable by the Borrower and the Subsidiaries is in excess of $50,000,000, or

(e) any sale, transfer, lease or other disposition of assets by the Parent or any of its subsidiaries other than to the Parent or any of its subsidiaries for which the aggregate fair market value of the property of the Parent and its subsidiaries subject thereto is in excess of $100,000,000.

“State Law” means any state law pertaining to or regulating intrastate and local telecommunications services, or any successor statute or statutes thereto, and all State Regulations pursuant to such State Law.

“State PUC” means any state public utility commission or any other state commission, agency, department board or authority with responsibility for regulating intrastate and local telecommunications services.

“State Regulations” means all rules, regulations, written policies, orders and decisions of any State PUC.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a party to this Agreement and executes and delivers the applicable Security Documents.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total principal amount of Swingline Loans outstanding at such time.

“Swingline Interest Period” means, subject to the provisions of Section 2.6(a), with respect to any Swingline Loan requested by the Borrower, the period commencing on the date of Borrowing with respect to such Swingline Loan and ending not in excess of ten days thereafter, as selected by the Borrower in its irrevocable Borrowing Request, provided, however, that (i) if any Swingline Interest Period would otherwise end on a day that is not a Business Day, such Swingline Interest Period shall be extended to the next succeeding Business Day, and (ii) the Borrower shall select Swingline Interest Periods so as not to have more than three different Swingline Interest Periods outstanding at any one time.

“Swingline Lender” means CNYB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.10.

“Syndication Agent” means Royal Bank of Canada, in its capacity as the syndication agent hereunder.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority including any interest, additions to, tax or penalties applicable thereto.

“Total Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Credit Exposure, unused Revolving Commitment, outstanding Add-on Term Loans and unfunded Add-on Term Loan Commitments.

“Total Debt” means, as of any date, the aggregate principal amount of all Indebtedness of the Parent and its subsidiaries that would be reflected as liabilities on a consolidated balance sheet of the Parent and its subsidiaries as of such date prepared in accordance with GAAP.

“Total Leverage Ratio” means, as of any date, the ratio of (i) Total Debt as of such date to (ii) Adjusted Operating Cash Flow of the Parent for the most recently completed four fiscal quarters in respect of which a Compliance Certificate has been delivered in accordance with Section 6.1(c).

“Transactions” means (i) the execution and delivery by each Loan Party of each Loan Document to which it is a party on the Closing Date, (ii) the initial borrowing of the Loans and the issuance of any Letters of Credit on the Closing Date, (iii) the other transactions contemplated to occur on the Closing Date, and (iv) the payment of premiums, fees, interest, commissions and expenses in connection with each of the foregoing.

“Trigger Date” means October 15, 2013.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to, in the case of (i) a Revolving Borrowing or an Add-on Term Loan Borrowing, the LIBO Rate or the Alternate Base Rate or (ii) a Swingline Borrowing, a Borrowing at the Alternate Base Rate.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classification of Loans and Borrowings

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.3. Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any reference to an “applicable Lender” shall mean (i) in the case of Revolving Borrowings, Swingline Loans and Letters of Credit, Lenders having a Revolving Commitment, and (ii) in the case of Add-on Term Loan Borrowings, Lenders having Add-on Term Loan Commitments.

Section 1.4. Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2
THE CREDITS
Section 2.1. Commitments and Loans

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender having a Revolving Commitment agrees to make Revolving Loans to the Borrower in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Add-on Term Loan Commitments. The Borrower may, at any time at its sole cost, expense and effort, request any one or more of the Lenders (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund of a Lender (other than a Defaulting Lender) (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund), or any other Person reasonably satisfactory to the Administrative Agent, to commit to make an Add-on Term Loan, by submitting an Add-on Term Loan Supplement duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent.  If such an Add-on Term Loan Supplement is in all respects reasonably satisfactory to the Administrative Agent, the

Administrative Agent shall execute such Add-on Term Loan Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be.  Upon execution and delivery of such Add-on Term Loan Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Add-on Term Loan Commitment with respect thereto shall be in the amount set forth in such Add-on Term Loan Supplement, and (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having an Add-on Term Loan Commitment as set forth in such Add-on Term Loan Supplement; provided, however, that:

(A)           immediately after giving effect thereto, the sum of the initial principal amount of all Add-on Term Loans plus all unfunded Add-on Term Loan Commitments plus all Revolving Commitments shall not exceed $125,000,000;

(B)           each such request for Add-on Term Loan Commitments when aggregated with any contemporaneous increases in the Revolving Commitments made pursuant to Section 2.5(e) shall be in an amount not less than $25,000,000 and in an integral multiple of $1,000,000;

(C)           the scheduled amortization of each Add-on Term Loan shall not exceed 1.0% of the original principal amount thereof per annum;

(D)           each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.7;

(E)           the Borrower shall have delivered to the Administrative Agent for further distribution to each Lender a certificate of a Financial Officer demonstrating compliance on a pro forma basis with the Financial Covenants immediately after giving effect thereto and the Administrative Agent shall have received reasonably detailed projections of the Financial Covenants through the Maturity Date after giving effect to such Add-on Term Loan, such customary certificates, legal opinions and other items as it shall reasonably request in connection with such Add-on Term Loan Commitments;

(F)           after giving effect to each Add-on Term Loan, there shall not have occurred and be continuing any Default; and

(G)           all of the other terms and conditions of each Add-on Term Loan shall be substantially the same as those contained in this Agreement, with such changes thereto as shall be reasonably acceptable to the Administrative Agent.

(c) Add-on Term Loans. Subject to the terms and conditions hereof and the terms and conditions, if any, set forth in the applicable Add-on Term Loan Supplement, each Lender having an Add-on Term Loan Commitment related thereto severally agrees to make a term loan (each an “Add-on Term Loan” and, collectively with the Add-on Term Loan of each other Lender, the “Add-on Term Loans”) to the Borrower on the Add-on Term Loan Borrowing Date referred to therein in a principal amount equal to such Lender’s Add-on Term Loan Commitment reflected in such Add-on Term Loan Supplement.  On and as of the Closing Date no Lender has an Add-on Term Loan Commitment.

(d) MFN Applicable Margin.  If as of any date the interest rate margin then applicable to any ABR Add-on Term Loan (the “ABR MFN Margin”) would, without giving effect to this Section 2.1(d), exceed the Applicable Margin applicable to any ABR Revolving Borrowing by 0.25% or more, then notwithstanding anything to the contrary contained in the defined term “Applicable Margin”, the Applicable Margin for each ABR Revolving Borrowing and each Swingline Loan shall instead be equal to the ABR MFN Margin.  If as of any date the interest rate margin then applicable to any Eurodollar Add-on Term Loan (the “Eurodollar MFN Margin”) would, without giving effect to this Section 2.1(d), exceed the Applicable Margin applicable to any Eurodollar Revolving Borrowing by 0.25% or more, then notwithstanding anything to the contrary contained in the defined term “Applicable Margin”, the Applicable Margin for each Eurodollar Revolving Borrowing and for any fee payable under Section 3.3(b)(i) shall instead be equal to the Eurodollar MFN Margin.

Section 2.2. Loans and Borrowings

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the applicable Lenders ratably in accordance with their respective Revolving Commitments, and each Add-on Term Loan shall be made as part of a Borrowing consisting of Add-on Term Loans made by the applicable Lenders in accordance with their respective related Add-on Term Loan Commitments.  The failure of any applicable Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments and Add-on Term Loan Commitments of the applicable Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 3.4, each Borrowing shall be comprised entirely of (i) Revolving Loans, Add-on Term Loans or Swingline Loans, as applicable, and (ii) ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan.  Each applicable Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) increase any cost or expense to the Borrower or impose any additional withholding requirement on the Borrower.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments, in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.9(e) or in an aggregate amount that is required to finance the reimbursement of a Swingline Loan as contemplated by Section 2.10(c), and an ABR Add-on Term Borrowing may be in an aggregate amount that is equal to the entire unused Add-on Term Commitments.  Each Swingline Loan shall be in an amount that is agreed upon by the Borrower, the Administrative Agent and the Swingline Lender.  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date, in the case of Revolving Loans and Add-on Term Loans.

Section 2.3. Requests for Borrowings

(a) To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or e-mail (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic or e-mail borrowing request shall be irrevocable and shall be confirmed by no later than 3:00 p.m., New York City time, on the date of such request by hand delivery, e-mail or facsimile to the Administrative Agent of a copy of a written Borrowing Request signed by the Borrower.  Each such telephonic or e-mail borrowing request and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Revolving Borrowing or an Add-on Term Loan Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. Funding of Borrowings

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.10.  Subject to Section 5.2, the Administrative Agent will make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to 3:00 p.m., New York City time, on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section or paragraph (e) of Section 2.9 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after the date of such Borrowing, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum otherwise applicable to such Borrowing, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender.

Section 2.5. Termination, Reduction and Increase of Commitments

(a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) In the event that the Senior Note Refinancing shall not have occurred prior to the Trigger Date, then on the Trigger Date each Revolving Commitment shall automatically reduce to zero ($0) and terminate.

(c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.7, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments, and (ii) each such reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each reduction, and any termination, of the Revolving Commitments shall be permanent, and each such reduction shall be made ratably among the applicable Lenders (other than a Defaulting Lender) in accordance with their respective Revolving Commitments.

(e) The Borrower may at any time and from time to time, at its sole cost, expense and effort, request any one or more of the Lenders (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund of a Lender (other than a Defaulting Lender) to increase its Revolving Commitment or to provide a new Revolving Commitment, as the case may be (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund), or any other Person reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender to provide a new Revolving Commitment, by submitting a Revolving Increase Supplement duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent.  If such Revolving Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent, the Administrative Agent shall execute such Revolving Increase Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be.  Upon execution and delivery of such Revolving Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Revolving Commitment shall be increased to the amount set forth in such Revolving Increase Supplement, (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having a Revolving Commitment as set forth in such Revolving Increase Supplement, and (iii) in each case, the Revolving Commitment of such Lender, Affiliate, Approved Fund or such other Person, as the case may be, shall be as set forth in the applicable Revolving Increase Supplement; provided, however, that:

(A)           immediately after giving effect thereto, the aggregate Revolving Commitments plus all unfunded Add-on Term Loan Commitments plus the initial principal amount of all Add-on Term Loans shall not exceed $125,000,000;

(B)           each such increase when aggregated with any contemporaneous Add-on Term Loans or Add-on Term Loan Commitments made pursuant to Section 2.1(b) shall be in an amount not less than $25,000,000 and in an integral multiple of $1,000,000;

(C)           if Revolving Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Lender, each such Affiliate, Approved Fund or other Person and each other Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such Lender and each such Affiliate, Approved Fund or other Person a portion of its Revolving Loans necessary to reflect proportionately the Revolving Commitments as adjusted in accordance with this subsection (f), and (2) in connection with such assignment, each such Lender and each such Affiliate, Approved Fund or other Person shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Revolving Loans, and in connection with such master assignment each such other Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6; and

(D)           each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.7.

Section 2.6. Repayment of Loans

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each applicable Lender (i) the unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) the unpaid principal amount of each Add-on Term Loan on the Maturity Date, and (iii) the unpaid principal amount of each Swingline Loan on the earliest to occur of the last day of the Swingline Interest Period applicable thereto, the tenth Business Day immediately preceding the Maturity Date, and the date on which the Swingline Loans shall become due and payable pursuant to the provisions hereof, whether by acceleration or otherwise, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) The unpaid principal amount of each Add-on Term Loan shall be payable in such amounts and on such dates, if any, as shall be set forth in the applicable Effective Add-on Term Loan Supplement.

Section 2.7. Prepayment of Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.  Each prepayment of a Borrowing shall be applied, at the Borrower’s discretion, to (i) the Add-on Term Loans and/or (ii) the Revolving Loans.  Each prepayment of an Add-on Term Loan shall be applied pro rata to reduce the remaining installments payable thereon pro rata.

(b) In the event that the Senior Note Refinancing shall not have occurred prior to the Trigger Date, then on the Trigger Date the Borrower shall prepay all of the Loans and all LC Disbursements, all accrued interest thereon and all accrued fees payable hereunder.

(c) In the event of any partial reduction or termination of the Revolving Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the applicable Lenders of the sum of the Revolving Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings in an amount sufficient to eliminate such excess.  To the extent that the Revolving Borrowings have been prepaid in full and the Revolving Credit Exposure still exceeds the Revolving Commitments as a result of the LC Exposure, the Borrower shall cash collateralize, on terms and conditions in accordance with the provisions set forth in Section 2.9(i) of this Agreement, outstanding Letters of Credit in a principal amount sufficient to eliminate the excess Revolving Credit Exposure.

(d) The Borrower shall notify the Administrative Agent (and, in the case of the prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing under Section 2.7(a) shall (i) with respect to Eurodollar Borrowings, be in a minimum amount of $1,000,000 and in integral multiples of $100,000, and (ii) with respect to ABR Borrowings, be in a minimum amount of $500,000 and in integral multiples of $100,000.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

Section 2.8. Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraphs (a) or (b) of this Section shall be, absent demonstrable error, prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that the Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender, a Note payable to such Lender.  In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the payee named therein and its registered assigns.

Section 2.9. Letters of Credit

(a) General. Subject to the terms and conditions set forth herein and in Section 2.12(d), the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account (or for the account of any Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the period from the Closing Date to the third day prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank, the terms and conditions of this Agreement shall control.  Upon satisfaction of the conditions in Section 5 on the Closing Date, in each case automatically and without further action on the part of any Person, (i) each Existing Letter of Credit will be deemed to be a Letter of Credit issued hereunder for all purposes of the Loan Documents and (ii) each Lender that has issued an Existing Letter of Credit shall be deemed to have granted to each other Lender with a Revolving Commitment, and each other such Lender shall be deemed to have acquired from such issuer, a participation in each Existing Letter of Credit equal to such other Lender’s Applicable Percentage of (A) the aggregate amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any reimbursement obligation in respect of any LC Disbursement in respect thereof.  With respect to each Existing Letter of Credit (x) if, prior to the Closing Date, the relevant issuer sold a participation therein to a Lender with a Revolving Commitment, such issuer and Lender agree that such participation shall be automatically canceled upon consummation of the Closing Date, and (y) if, prior to the Closing Date, the relevant issuer sold a participation therein to any bank or financial institution that is not a Lender with a Revolving Commitment, such issuer shall procure the termination of such participation on or prior to the Closing Date.

(b) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by e-mail, with attachments thereto, if any, in .pdf format) to the Issuing Bank and the Administrative Agent (not later than two Business Days before the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is three days prior to the Maturity Date, provided that any Letter of Credit may provide for the automatic renewal thereof for additional periods of lengths not to exceed one year (which shall in no event extend beyond the date that is three days prior to the Maturity Date).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the applicable Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each such Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each such Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided, however, that no Revolving Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by the Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Issuing Bank shall notify the Borrower to reimburse the Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 1:00 p.m., New York City time, on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York City time, on the day of receipt or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due (or if any such reimbursement payment is required to be refunded to the Borrower for any reason), the Issuing Bank may notify the Administrative Agent that the Issuing Bank is requesting that the applicable Lenders make an ABR Revolving Borrowing in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (1) the Administrative Agent shall notify each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of such ABR Revolving Borrowing, and (2) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (A) on such date, in the event that such Lender shall have received notice of such ABR Revolving Borrowing prior to 1:00 p.m., New York City time, or (B) if such notice has not been received by such Lender prior to such time on such date, then not later than 2:00 p.m., New York City time, on (x) the Business Day that such Lender receives such notice, if such notice is received prior to 1:00 p.m., New York City time, on the day of receipt or (y) the Business Day immediately following the day that such Lender receives such notice, if such notice is not received prior to such time on the day of receipt.  Such Loans shall, for all purposes hereof, be deemed to be an ABR Revolving Borrowing referred to in Section 2.1(a) and made pursuant to Section 2.4, and the Lenders’ obligations to make such Loans shall be absolute and unconditional.  The Administrative Agent will make such Loans available to the Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.  An ABR Borrowing pursuant to this Section 2.9(e) made when the conditions to an ABR Borrowing are not satisfied under Section 5.2 shall not be deemed to have satisfied the Borrower’s reimbursement obligation with respect to an LC Disbursement for purposes of determining whether or not an Event of Default exists under clause (a) of Article 8.

(f) Obligations Absolute. Except as provided below, to the fullest extent permitted by law, the Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the Issuing Bank shall be liable to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower or any Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether (x) drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof, or (y) to pay under any Letter of Credit.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.1(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateral. If (x) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (y) the maturity of the Revolving Loans has been accelerated, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article 8.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Section 2.9.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided, however, that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short-term obligations of, or short-term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent as follows: first, to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, second, if there be any excess, to be held for the satisfaction of the reimbursement obligations (contingent or otherwise) of the Borrower for the LC Exposure at such time, third, if there be any excess, to reduce the Revolving Credit Exposure of all of the Lenders pro rata, and fourth, if there be any excess and if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount and any interest thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.10. Swingline Loans

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in dollars during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit

Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Notwithstanding the foregoing, the Swingline Lender shall not be required to make a Swingline Loan if (i) any Revolving Lender shall be a Defaulting Lender, (ii) any Revolving Lender shall have notified the Swingline Lender and the Borrower in writing at least one Business Day prior to the date of Borrowing with respect to such Swingline Loan that the conditions set forth in Section 5.2 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swingline Loan or (iii) the Lenders have not made the initial Revolving Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount to be borrowed, (ii) the requested date of such Borrowing, and (iii) the amount of, and the length of the Swingline Interest Period for, each Swingline Loan, provided, however, that no such Swingline Interest Period shall end after the Business Day immediately preceding the Maturity Date.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e), by remittance to the Issuing Bank) by 3:30 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day notify the Administrative Agent that the Swingline Lender is requesting that each Lender, and the Administrative Agent may (with the consent of Required Lenders) or shall (at the request of Required Lenders) by written notice given to the Swingline Lender not later than 11:00 a.m., New York City time, on any Business Day require that each Lender, at the option of the Borrower, (i) make a Revolving Loan in an amount equal to its pro rata Revolving Commitment with respect to the outstanding principal balance of, and accrued and unpaid interest on, the Swingline Loans, or (ii) acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  In either such case (i) the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Revolving Loan or participation interest, as the case may be, and (ii) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Revolving Loan required to be made by it, or purchase the participation required to be purchased by it, under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (A) in the event that such Lender receives such notice prior to 12:00 noon, New York City time, on any Business Day, by no later than 3:00 p.m., New York City time, on such Business Day, or (B) in the event that such Lender receives such notice at or after 12:00 noon, New York City time, on any Business Day, by no later than 1:00 p.m. New York City time on the immediately succeeding Business Day.  Any Loans made pursuant to this paragraph (c) shall, for all purposes hereof, be deemed to be Revolving Loans referred to in Section 2.1 and made pursuant to Section 2.4(a), and the Lenders’ obligations to make such Loans shall be absolute and unconditional.  The Administrative Agent will make such Loans, or the amount of such participations, as the case may be, available to the Swingline Lender by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Swingline Lender.  Each Lender shall also be liable for an amount equal to the product of its pro rata Revolving Commitment and any amounts paid by the Borrower pursuant to this Section 2.10 that are subsequently rescinded or avoided, or must otherwise be restored or returned.  Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents.  Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swingline Lender, for any payment in connection with Swingline Loans and such payment relates to an amount previously paid by a Lender pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Lender.  The purchase of participations in a Swingline Loan or the making by the Lenders of a Revolving Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.11. Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, LC Disbursements, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office at 1301 Avenue of the Americas, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto and payments made pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest, fees and commissions then due hereunder (after giving effect to all applicable grace periods and/or cure periods, if any), such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the applicable Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Loan Party prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that such Loan Party will not make such payment, the Administrative Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due.  In such event, if such Loan Party has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 2.9(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12. Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.3(a);

(b) the Commitments and Total Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages to the extent (A) immediately after giving effect thereto, the sum of all non-Defaulting Lenders’ Revolving Credit Exposure would not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (B) the conditions set forth in Section 5.2 are satisfied at such time (for the avoidance of doubt, no Lender’s Revolving Commitment shall be changed as a result of such reallocation);

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, within one Business Day following notice by the Administrative Agent, the Borrower shall, after giving effect to any partial reallocation pursuant to clause (i) above, (A) first, prepay such Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.9(i) for so long as such LC Exposure is outstanding;

(iii) to the extent the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.12(c), the Borrower shall not be required to pay any fees for the account of such Defaulting Lender pursuant to Section 3.3(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such non-Defaulting Lender is reallocated pursuant to this Section 2.12(c), then the fees payable to the Lenders pursuant to Section 3.3(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) the Administrative Agent shall promptly notify the Lenders of any reallocation described in this Section 2.12(c);

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.12(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.11(c) but excluding Section 3.9) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be reasonably determined by the Administrative Agent (i) first, to the payment of any amounts then owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts then owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the extent requested by the Issuing Bank or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

ARTICLE 3
INTEREST, FEES, YIELD PROTECTION, ETC.
Section 3.1. Interest

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.  The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.  The Loans comprising each Swingline Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for the Swingline Interest Period in effect for such Borrowing.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Revolving Loans as provided in the preceding paragraph of this Section.  In addition, notwithstanding the foregoing, if an Event of Default under Sections 8(a), (b), (h), (i) or (j) has occurred and is continuing, then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all unreimbursed reimbursement obligations in respect of all LC Disbursements shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or LC Disbursement, as the case may be, as provided in the preceding paragraph of this Section.  In addition, notwithstanding the foregoing, if an Event of Default (other than an Event of Default under Sections 8(a), (b), (h), (i) or (j)) has occurred and is continuing, then, if the Administrative Agent or the Required Lenders request, so long as such Event of Default is continuing, all outstanding principal of each Loan and all unreimbursed reimbursement obligations in respect of all LC Disbursements shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or LC Disbursement, as the case may be, as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate and the applicable LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

Section 3.2. Interest Elections

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.3 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.3.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or e-mail by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic or e-mail Interest Election Request shall be irrevocable and shall be confirmed by no later than 3:00 p.m., New York City time, on the date of such request by hand delivery, e-mail or facsimile to the Administrative Agent of a copy of a written Interest Election Request signed by the Borrower.

(c) Each telephonic, e-mail and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3. Fees

(a) (i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Revolving Commitment, a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the daily amount of the unused Revolving Commitment (provided that Swingline Loans shall not be deemed to be a use of the Revolving Commitments for the purpose of the calculation of such commitment fee) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates (it being understood that LC Exposure constitutes a use of the Revolving Commitment).  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at rate per annum equal to the Applicable Margin on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum equal to 0.25% on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to each Credit Party, for its own account, the fees and other amounts payable in connection herewith in the amounts and at the times separately agreed upon between the Borrower and such Credit Party.

(d) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid hereunder shall not be refundable under any circumstances.

Section 3.4. Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent shall give such notice promptly upon having actual knowledge that such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.5. Increased Costs; Illegality

(a) If any Change in Law shall:

(i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Loans made by such Credit Party or any Letter of Credit or participations therein, or change the basis of taxation of payments to such Lender in respect thereof (other than relating to Taxes, which shall be governed exclusively by Section 3.7, or the imposition of, or any change in the rate of, any Excluded Taxes payable by a Credit Party);

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party; or

(iii) impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any Letter of Credit or participations therein, and the result of any of the foregoing shall be to increase the cost to such Credit Party, by an amount which such Credit Party reasonably deems to be material, of making or maintaining any Eurodollar Loan or the cost to such Credit Party, by an amount which such Credit Party reasonably deems to be material, of issuing, participating in or maintaining any Letter of Credit hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party, by an amount which such Credit Party reasonably deems to be material, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Loans made, the Letters of Credit issued or the participations therein held, by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), by an amount reasonably deemed by such Credit Party to be material, then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if, after the Closing Date any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable.  For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6. Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(d) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) excluding, however, the Applicable Margin included therein, if any, over (ii) the amount of interest (as reasonably determined by such

Lender) that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail the calculations of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.7. Taxes

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if such Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Credit Party, within ten days after written demand therefor (which demand shall set forth the amount and the reasons therefor in reasonable detail), for the full amount of any Indemnified Taxes or Other Taxes (whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) paid by such Credit Party on or with respect to any payment by or on account of any obligation of any Loan Party under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto (in the event that the Borrower is not in default of its obligations under this Section 3.7, excluding penalties and interest to the extent attributable to the actions or omissions of such Credit Party), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability and the reasons therefor in reasonable detail delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error. If the Borrower reasonably believes that Indemnified Taxes or Other Taxes were not correctly or legally asserted, the applicable Credit Party or Transferee will reasonably cooperate with the Borrower to obtain a refund of such Indemnified Taxes or Other Taxes for the benefit of the Borrower, provided that the Borrower shall reimburse the applicable Credit Party for reasonable out-of-pocket expenses arising from such cooperation.  Each Credit Party agrees that promptly after it receives written notice of any Indemnified Taxes or Other Taxes imposed or asserted on it, it shall endeavor to give notice thereof to the Borrower, provided that such Credit Party shall have no liability to the Borrower for the failure to give any such notice.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Loan Party is located, or under any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower from time to time as will permit such payments to be made without withholding or at a reduced rate.

(f) Without limiting the generality of the foregoing, (i) each Lender (and, in the case of a pass-through entity, each of its beneficial owners) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall to the extent it is legally able to do so deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (A) two accurate and complete copies of IRS Form W-8BEN, (B) two accurate and complete copies of IRS Form W-8ECI, (C) in the case of a Non-US Lender claiming exemption from United States federal withholding Tax under Section 881(c) of the Code with respect to payments of “portfolio interest,” (x) a certificate to the effect that such Non-US Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of sections 871(h)(3)(B) and 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (y) duly completed copies of IRS Form W-8BEN, or (D) any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding Tax on all payments by the Borrower or any Loan Party under any Loan Document, and (ii) each Lender (and, in the case of a non-United States pass-through entity, each of its beneficial owners) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form. The forms referred to in clauses (i) and (ii) shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(g) If a Credit Party determines, in its sole discretion, that it has received a refund of or credit against any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.7, it shall pay to the Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 3.7 with respect to Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Credit Party and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Loan Party, upon the request of the Credit Party agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Credit Party in the event the Credit Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Party or any other Person.

Section 3.8. Mitigation Obligations

If any Credit Party requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Credit Party pursuant to Section 3.7, then such Credit Party shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Credit Party, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.5 or 3.7, as applicable, in the future and (ii) would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Credit Party.  The Borrower hereby agrees to pay all reasonable costs and out of pocket expenses incurred by any Credit Party in connection with any such designation or assignment.

Section 3.9. Replacement of Lenders

If (i) any Credit Party requests compensation under Section 3.5, or the Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 3.7, (ii) any Revolving Lender is a Defaulting Lender, or (iii) any Lender notifies the Borrower pursuant to Section 3.5(e) that it is unlawful for such Lender to make or maintain Eurodollar Loans, then the Borrower may, at its sole expense and effort, upon notice to such Credit Party and the Administrative Agent, require such Credit Party to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Credit Party, if a Credit. Party accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Bank), which consents shall not unreasonably be withheld, conditioned or delayed, (b) such Credit Party shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) unless the Administrative Agent otherwise agrees, the Borrower, the Defaulting Lender (if any) or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.4(b) and (d) in the case of any such assignment resulting from a claim for compensation under

Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments.  A Credit Party shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Credit Party or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
The Parent represents and warrants to the Credit Parties that:

Section 4.1. Organization; Powers

Each of the Parent, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

Section 4.2. Authorization; Enforceability

The Transactions to be entered into by each Loan Party are within the corporate, partnership or other analogous powers of such Loan Party to the extent it is a party thereto and have been duly authorized by all necessary corporate, partnership or other analogous and, if required, equity holder action.  Each Loan Document has been duly executed and delivered by each Loan Party to the extent it is a party thereto and constitutes a legal, valid and binding obligation thereof, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

Section 4.3. Governmental Approvals; No Conflicts

The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (a) such as have been or prior to or concurrently with the consummation of the Transactions will be obtained or made and are or prior to or concurrently with the consummation of the Transactions will be in full force and effect (except such consents, approvals, registrations or filings which will be required at the time, if any, of the exercise of remedies under the Loan Documents by the Administrative Agent and the Lenders), (b) notices, if any, required to be filed with the FCC or any applicable State PUC after the consummation of the Transactions and (c) consents, approvals, registrations, filings or actions which the failure to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower or any Subsidiary or any order of any Governmental Authority (subject to compliance with any applicable law or regulation which, upon the exercise of remedies hereunder by the Administrative Agent and the Lenders, requires filing with or approval of a

Governmental Authority), except, in the case of any such applicable law or regulation, for such violations that would not reasonably be expected to result in a Material Adverse Effect, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent, the Borrower or any Subsidiary or its assets (other than the Loan Documents), or give rise to a right thereunder to require any payment to be made by the Parent, the Borrower or any Subsidiary, or result in a default under either the indenture for the Senior Notes or the indenture for the New Notes, except for such violations and defaults that would not reasonably be expected to result in a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of the Subsidiaries (other than, with respect to each Loan Party, Liens permitted by Section 7.2 and each Security Document to which such Loan Party is a party).

Section 4.4. Financial Condition

The Parent has heretofore furnished to the Administrative Agent and the Lenders the following:

(i) the consolidated balance sheets and related consolidated statements of income, cash flows and shareholders’ equity of (a) the Parent and its subsidiaries and (b) the Borrower and the Subsidiaries, each as of and for the fiscal year ended December 31, 2008, reported on by KPMG LLP, a registered independent public accounting firm, and (ii) the consolidated balance sheets and consolidated statements of income and cash flows of (a) the Parent and its subsidiaries and (b) the Borrower and the Subsidiaries, each as of and for the fiscal quarter ended September 30, 2009 and the portion of the fiscal year then ended, certified by its chief financial officer; and

(ii) with respect to the Borrower and the Subsidiaries, forecasts of financial performance through and including the Maturity Date (the “Forecasts”).

The financial statements referred to above (other than the Forecasts) present fairly, in all material respects, the financial position and results of operations and cash flows of such Persons as of such dates and for the indicated periods in accordance with GAAP, subject in the case of the quarter-end statements to year-end audit adjustments and the absence of footnotes.  The Forecasts have been prepared in good faith by the Parent and based on assumptions believed to be reasonable at the time they were made, it being understood that forecasts by their nature are uncertain and no assurance is being given that the results reflected in such forecasted financial information will be achieved.  Since December 31, 2008, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole.

Section 4.5. Properties

(a) Each of the Parent, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and tangible personal property, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent, the Borrower and the Subsidiaries owns, or is entitled to use, all United States trademarks, trade names, copyrights, patents and trade secrets material to its business, and the use thereof by the Parent, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or be entitled to use or infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.6. Litigation and Environmental Matters

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against (i) the Parent or any of its subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) the Parent, the Borrower or any of the Subsidiaries that relate to the execution, delivery, validity or enforceability of any Loan Document or the performance of any of the Transactions by any of the parties thereto.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.7. Compliance with Laws and Agreements

Each of the Parent and its subsidiaries is in compliance with all laws, regulations (including the Communications Act and State Law) and orders of any Governmental Authority (including the FCC and State PUCs) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 4.8. Franchises, FCC, State PUC and Certain Copyright Matters

(a) The Borrower and each Subsidiary possesses, or has the right to use, all Authorizations, and possesses, or has rights under, agreements with public utilities and microwave transmission companies, satellite communications companies, pole attachment, use access or rental agreements and utility easements, including all licenses and permits, to: (i) operate the Communications Business, except to the extent the absence thereof or failure to be in compliance therewith would not reasonably be expected to have a Material Adverse Effect, and (ii) consummate the Transactions.  The Borrower and the Subsidiaries are in compliance with all such Authorizations, agreements, easements, licenses and permits with no known conflict with the valid rights of others, except to the extent such noncompliance or conflict would not reasonably be expected to have a Material Adverse Effect.  No event has occurred which would permit the revocation or termination of any such Authorization, right, agreement, easement, license or permit which would reasonably be expected to have a Material Adverse Effect.

(b) The Parent and each subsidiary thereof (i) have each duly and timely filed or caused to be filed (A) all registration statements for the operation of the Communications Business and other filings which are required to be filed under the Communications Act and under State Law applicable to them and the Transactions, and (B) all reports, applications, documents, instruments and information required to be filed (1) with the FCC and State PUCs, as applicable, pursuant to all FCC rules, regulations and requests and State Law applicable to them, or (2) pursuant to any Authorization, in each case, the failure of which to file would reasonably be expected to have a Material Adverse Effect, and (ii) is in compliance with the Communications Act and State Law (including, the rules and regulations of the FCC and State PUCs) and all Authorizations, the failure with which to comply would reasonably be expected to have a Material Adverse Effect.  The Parent and each subsidiary thereof has recorded or deposited with and paid to the United States Copyright Office and the Register of Copyrights all notices, statements of account, royalty fees and other documents and instruments required under the Copyright Act, the failure of which to record, deposit or pay would reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Parent, as of the Closing Date neither the Borrower nor any Subsidiary has any material liability to any Person for copyright infringement under the Copyright Act as a result of its business operations.

(c) The Borrower and the Subsidiaries own or lease all of the property, plant and equipment necessary to operate the Communications Business.

(d) As of the Closing Date, the Borrower and the Subsidiaries, collectively, hold all material Authorizations required in connection with the Transactions and with the operation of the Communications Business and each such Authorization is validly issued and in full force and effect, unimpaired in any material respect by any act or omission by the Borrower or any Subsidiary.  All such Authorizations are renewable by their terms or in the ordinary course of business without the need to (i) comply with any special qualification procedures not otherwise generally applicable to providers of one or more services similar to the Communications Business in the State of Alaska, or (ii) to pay any amounts other than immaterial amounts, routine fees, and amounts in respect of rebuild obligations, except to the extent such renewal would not reasonably be expected to have a Material Adverse Effect.

(e) To the best of the Parent’s knowledge, except as set forth in Schedule 4.8, neither the Parent nor any subsidiary thereof is a party to any investigation, notice of violation, order or complaint issued by or before the FCC, any State PUC or any Franchise authority which would reasonably be expected to have a Material Adverse Effect.  Except for such proceedings that affect the communications industry or the other businesses of the Parent and its subsidiaries generally or as set forth in Schedule 4.8, there are no proceedings by or before the FCC, any State PUC or any Franchise authority which would reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.8, the Parent has no knowledge of (i) any impending or threatened investigation, notice of violation, order, complaint or proceeding before the FCC, any State PUC or any Franchise authority that would reasonably be expected to have a Material Adverse Effect, (ii) any pending or threatened non-renewal, expiration, termination or revocation of any Authorization that would reasonably be expected to have a Material Adverse Effect, or (iii) has any reasonable basis to expect that any Authorization the absence of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, will not be renewed in the ordinary course.

Section 4.9. Investment Company Status

None of the Parent, the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 4.10. Taxes

Each of the Parent, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 4.11. ERISA

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 4.12. Disclosure

As of the Closing Date, the Parent has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or the Borrower or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information concerning the Parent, the Borrower or any Subsidiary (other than the projections, budgets or other estimates, or information of a general economic or industry nature) furnished by or on behalf of the Parent, the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time they were made, it being understood that projections by their nature are uncertain and no assurance is being given that the results reflected in such projected financial information will be achieved.

Section 4.13. Subsidiaries

Schedule 4.13 sets forth, as of the Closing Date, the name of, the chief executive office of, and the ownership interest of (i) the Parent in the Borrower, and (ii) the Borrower in each of its subsidiaries and identifies each Subsidiary that is a Subsidiary Guarantor.

Section 4.14. Insurance

Schedule 4.14 sets forth a description of all insurance maintained by or on behalf of the Parent, the Borrower and the Subsidiaries on the Closing Date.  As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.15. Labor Matters

Except for the Disclosed Matters and except as would not be reasonably likely to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all material payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.16. Solvency

Immediately after the consummation of each Transaction on the Closing Date, (i) the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair salable value of the property of the Borrower and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each of the Borrower and the Subsidiary Guarantors will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following such date.

Section 4.17. Federal Reserve Regulations

None of the Parent, the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  Immediately before and immediately after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.

Section 4.18. Use of Proceeds

The Borrower represents and warrants that it will use the proceeds of (a) the Revolving Loans and Letters of Credit for general corporate purposes and (b) each Add-on Term Loan, if any, in accordance with the Effective Add-on Term Loan Supplement applicable thereto. No part of the proceeds of any Loan or any Letter of Credit has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase, acquire or carry any Margin Stock, or (ii) for any other purpose, in either case that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

ARTICLE 5
CONDITIONS
Section 5.1. Conditions to Initial Extension of Credit.

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Restatement. The Administrative Agent (or its counsel) shall have received this Agreement, executed and delivered by Lenders under the Existing Credit Agreement as in effect immediately prior to the Closing Date (each an “Existing Lender”) constituting Majority Lenders under and as defined in the Existing Credit Agreement as in effect immediately prior to the Closing Date, and from each Loan Party.

(b) Security Documents. The Administrative Agent shall have received (i) the Security Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, (ii) the Pledge Agreement, executed and delivered by the Parent, and (iii) each other Loan Document, executed and delivered by each Loan Party signatory thereto.

(c) Ownership Structure.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, attaching the organizational chart of GCI and all of its subsidiaries as of the Closing Date.  The organizational structure of GCI on the Closing Date shall be satisfactory to the Administrative Agent.

(d) Pro Forma Balance Sheet. The Administrative Agent shall have received a consolidated pro forma balance sheet for the Parent reflecting the Transactions and the issuance of the New Notes on a pro forma basis for the fiscal quarter ended September 30, 2009.

(e) Fees. The Agents and the Arranger shall have received on or before the Closing Date all fees required to be paid by the Borrower (including those to be passed on to the Lenders), and all reasonable out-of-pocket expenses required to be paid by the Borrower (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent and the Arranger).

(f) Solvency Certificate. The Administrative Agent and the Arranger shall have received a solvency certificate signed by a Financial Officer on behalf of the Borrower and all of the Subsidiaries substantially in the form of Exhibit J.

(g) Lien Searches. The Administrative Agent and the Arranger shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no liens on any of the Collateral, except for Liens permitted by Section 7.2 or liens to be discharged prior to or on the Closing Date.

(h) Closing Certificate. The Administrative Agent shall have received a certificate of each of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments.

(i) Financial Officer Certificate.  The Administrative Agent shall have received a certificate of the Parent, dated the Closing Date and signed by a Financial Officer of the Parent: (i) setting forth reasonably detailed calculations demonstrating that (A) the Total Leverage Ratio does not exceed 5.25:1.00, and (B) the Senior Leverage Ratio does not exceed 3.00:1.00, each on a pro forma basis immediately after giving effect to the Transactions occurring on the Closing Date, and (ii) certifying that no Material Adverse Effect has occurred since December 31, 2008.

(j) Financial Officer Certificate.  The Administrative Agent shall have received a certificate of the Parent, dated the Closing Date and signed by a Financial Officer of the Parent: (i) certifying compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2, (ii) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required, and (iii) certifying that the performance by each Loan Party of its obligations under each Loan Document to which it is a party does not (A) violate any applicable law, statute, rule or regulations or (B) conflict with, or result in a default or event of default under, any material agreement of any Loan Party, including, without limitation, any instrument or agreement (i) governing any debt or equity (or warrant or option with respect thereto) of GCI and its subsidiaries, and (ii) that would constitute a material contract of any Loan Party.

(k) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Sherman & Howard L.L.C., special counsel to the Loan Parties, substantially in the form of Exhibit G-1;

(ii) the legal opinion of Hartig Rhodes Hoge & Lekisch, PC, special Alaska counsel to the Loan Parties, substantially in the form of Exhibit G-2; and

(iii) the legal opinion of the Borrower by Tina Pidgeon, special internal FCC counsel to the Loan Parties, and Mark Moderow, special internal Alaska regulatory counsel to the Loan Parties, substantially in the form of Exhibit G-3.

(l) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates, if any, representing the certificated shares of Equity Interests pledged on the Closing Date pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(m) Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement required by the Security Documents to be filed in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Administrative Agent in proper form for filing.

(n) No Default. No Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Closing Date and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m. on January 29, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.2. Conditions to Future Credit Events

The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of an existing Borrowing) after the Closing Date, and of the Issuing Bank to issue, amend, renew or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable (except (i) to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (ii) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects without further qualification); and

(b) at the time of and immediately after giving effect to such Borrowing or such issuance, amendment, renewal or extension, as applicable, no Default shall or would exist.

Each such Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6
AFFIRMATIVE COVENANTS
Until the Revolving Commitments have expired or been terminated, any Add-on Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent or indemnification obligations not then due) shall have been paid in full and all Letters of Credit have expired (or have been cash collateralized or otherwise provided for in full in a manner reasonably satisfactory to the Issuing Bank) and all LC Disbursements have been reimbursed, the Parent covenants and agrees with the Credit Parties that:

Section 6.1. Financial Statements and Other Information

The Parent will furnish or cause to be furnished to the Administrative Agent:

(a) within 120 days after the end of each fiscal year, (i) the Parent’s audited consolidated balance sheet and related consolidated statements of income, cash flows and shareholders’ equity, and (ii) the Borrower’s audited consolidated balance sheet and related consolidated statements of income, cash flows and shareholders’ equity, in each case set forth in this paragraph (a) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of (x) in the case of the financial statements referred to in clause (i) above, the Parent on a consolidated basis in accordance with GAAP consistently applied, and (y) in the case of the financial statements referred to in clause (ii) above, the Borrower on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the Parent’s consolidated balance sheet and related consolidated statements of income and cash flows, and (ii) the Borrower’s consolidated balance sheet and related consolidated statements of income and cash flows, in each case set forth in this paragraph (b) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of (x) in the case of the financial statements referred to in clause (i) above, the Parent on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (y) in the case of the financial statements referred to in clause (ii) above, the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with the Financial Covenants as of the most recent fiscal quarter end contemplated by such financial statements, (B) the Subsidiary Guarantors as of the date of such Compliance Certificate, and (C) the Excluded Subsidiaries as of the date of such Compliance Certificate, and (iii) containing either a certification that there has been no change to the information about the Loan Parties and their property disclosed in the schedules to the Security Documents or, after the delivery of the first certification delivered pursuant to this subsection, as previously certified, or, if so, specifying all such changes;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, as the case may be;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) at least 5 Business Days prior to the consummation of each transaction constituting a Significant Transaction, the Parent shall have delivered to the Administrative Agent a certificate of the Parent signed by a Financial Officer thereof describing such transaction in reasonable detail and certifying that such Significant Transaction complies with each Section hereof under which such transaction constitutes a Significant Transaction (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(g) within 30 days after the beginning of each fiscal year, an annual consolidated forecast for the Borrower and the Subsidiaries for such fiscal year, including projected consolidated statements of income of the Borrower and the Subsidiaries, all in reasonable detail acceptable to the Administrative Agent;

(h) promptly such other information with documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time may be reasonably requested by the Administrative Agent or such Lender; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 6.2. Notices of Material Events

The Parent will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Parent or any Affiliate that, in either case, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) as soon as possible and in no event later than five (5) Business Days after the receipt thereof by the Parent, the Borrower or any Subsidiary, a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law, or any Environmental Liability of the Parent, the Borrower or any Subsidiary, in each case, which would reasonably be expected to have a Material Adverse Effect;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.2; and

(f) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (other than paragraph (e)) shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3. Existence; Conduct of Business

The Parent will, and will cause the Borrower and each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in each case, as otherwise permitted by Section 7.3.

Section 6.4. Payment and Performance of Obligations

The Parent will, and will cause each subsidiary thereof to, pay or perform (before the same shall become delinquent or in default) its obligations, including Tax liabilities, that, if not paid or performed, would reasonably be expected to result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Parent or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 6.5. Maintenance of Properties

The Parent will cause the Borrower and each Subsidiary to, keep and maintain all tangible property material to the conduct of their businesses, taken as a whole, in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted.

Section 6.6. Books and Records; Inspection Rights

The Parent will, and will cause the Borrower and each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Parent will, and will cause the Borrower and each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as reasonably requested

Section 6.7. Compliance with Laws

The Parent will, and will cause each subsidiary thereof to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.8. Environmental Compliance

The Parent will, and will cause each subsidiary thereof to, use and operate all of its facilities and property in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where noncompliance with any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 6.9. Insurance

The Parent will, and will cause the Borrower and each Subsidiary to, self-insure or maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.10. Casualty and Condemnation

The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any property owned or held by or on behalf of the Borrower or any Subsidiary with a fair market value immediately prior to such casualty or insured damage of at least $5,000,000, or the commencement of any action or proceeding for the taking of any property or interest therein with a fair market value immediately prior to such taking of at least $5,000,000, under power of eminent domain or by condemnation or similar proceeding.

Section 6.11. Additional Subsidiaries

If any Subsidiary is formed or acquired after the Closing Date (each a “New Subsidiary”), and remains a Subsidiary for not less than ten Business Days, not later than the tenth Business Day after the date on which such New Subsidiary is formed or acquired, the Borrower will (a) provide written notice thereof, in reasonable detail, to the Administrative Agent, (b) designate in such notice whether such New Subsidiary is an “Excluded Subsidiary” (in which event such New Subsidiary shall be a “New Excluded Subsidiary”), provided that in the event the Borrower designates such New Subsidiary as not a New Excluded Subsidiary or fails to make any such designation, such New Subsidiary shall irrevocably be deemed not to be an “Excluded Subsidiary” (in which event such New Subsidiary shall be a “New Included Subsidiary”), (c) if such New Subsidiary is a New Included Subsidiary, (i) cause such New Subsidiary to execute and deliver a completed Guarantee Supplement and become a party to each applicable Security Document in the manner provided therein, and (ii) promptly take or cause such New Subsidiary to take such actions to create and perfect Liens on such New Subsidiary’s assets (other than Excluded Collateral) to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request, and (d) if any Equity Interests issued by such New Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary (other than an Excluded Subsidiary) or any loans, advances or other debt is owed or owing by such New Subsidiary to the Borrower or any Subsidiary (other than an Excluded Subsidiary), the Borrower will cause such Equity Interests and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Documents.

Section 6.12. Information Regarding Collateral.

The Parent will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name or jurisdiction of incorporation or formation of any Loan Party, (ii) the location of the chief executive office of any Loan Party or its principal place of business, (iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number or company organizational number of any Loan Party.  The Parent agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Clause or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Section 6.13. Further Assurances

The Parent will, and will cause the Borrower and each Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements (including guarantee agreements and security agreements) and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Administrative Agent may reasonably request, to grant, preserve, protect or perfect (including as a result of any change in applicable law) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Parent, the Borrower or any Subsidiary.  The Parent also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  For the avoidance of doubt, the Loan Parties will not be required to register any trademarks or copyrights.

Section 6.14. Use of Proceeds

(a) The proceeds of the Loans and the Letters of Credit will be used only as follows: (i) to reimburse the Issuing Bank in respect of amounts drawn under Letters of Credit, (ii) to pay transaction fees and expenses and (iii) for general corporate working capital purposes not inconsistent with the terms hereof, including the making of Investments permitted by Section 7.4 and Restricted Payments permitted by Section 7.8.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (i) purchase, acquire or carry any Margin Stock, (ii) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, (iii) in any manner which would violate any of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto or (iv) to make a loan to any director or executive officer of the Borrower or any Subsidiary.

ARTICLE 7
NEGATIVE COVENANTS
Until the Revolving Commitments have expired or been terminated, any Add-on Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder (other than contingent or indemnification obligations not then due) shall have been paid in full and all Letters of Credit have expired (or have been cash collateralized or otherwise provided for in full in a manner reasonably satisfactory to the Issuing Bank) and all LC Disbursements have been reimbursed, the Parent covenants and agrees with the Credit Parties that:

Section 7.1. Indebtedness

The Parent will not, and will not permit the Borrower or any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except each of the following:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness existing on the Closing Date and set forth in Schedule 7.1, and Refinancing Indebtedness with respect thereto;

(c) Indebtedness (i) of the Borrower owed to any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor owed to the Borrower or any other Subsidiary Guarantor, and (iii) of any Excluded Subsidiary owed to any other Excluded Subsidiary;

(d) Guarantees (i) by the Borrower of Indebtedness of any Subsidiary Guarantor, (ii) by any Subsidiary Guarantor of Indebtedness of the Borrower or any other Subsidiary Guarantor, and (iii) by any Excluded Subsidiary of Indebtedness of the Borrower or any Subsidiary;

(e) Indebtedness of the Parent, the Borrower or any Subsidiary under Hedging Agreements permitted by Section 7.12;

(f) unsecured Indebtedness of the Parent (i) not in excess of $320,000,000 in aggregate principal amount in respect of the Senior Notes, and (ii) not in excess of $425,000,000 in aggregate principal amount in respect of the New Notes;

(g) unsecured Indebtedness of the Parent that constitutes Replacement Debt in respect of the Senior Notes, provided that (i) simultaneously with the incurrence thereof, the Senior Notes shall have been paid in full, and (ii) immediately before and immediately after the incurrence thereof, no Default shall or would exist;

(h) Indebtedness of one or more of the Excluded Subsidiaries not in excess of $100,000,000 in aggregate principal amount at any one time outstanding, provided that (i) immediately before and immediately after the incurrence thereof, no Default shall or would exist, and (ii) all such Indebtedness incurred after the Closing Date shall (X) be Approved Debt, or (Y) have a final stated maturity date that is no earlier than the Permitted Debt Maturity Date;

(i) Capital Lease Obligations pursuant to transponder leases in an aggregate principal amount not to exceed $94,000,000 at any one time outstanding, provided that (i) immediately before and immediately after the incurrence thereof, no Default shall or would exist, and (ii) all such Indebtedness incurred after the Closing Date shall (X) be Approved Debt, or (Y) have a final stated maturity date that is no earlier than the Permitted Debt Maturity Date;

(j) Capital Lease Obligations of the Borrower or any one or more of the Subsidiary Guarantors to any one or more of the Excluded Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding, provided that (i) each such Capital Lease Obligation shall be on an “arm’s length” basis, and (ii) immediately before and immediately after giving effect to the incurrence of each such Capital Lease Obligation, no Default shall or would exist;

(k) Capital Lease Obligations in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, provided that immediately before and immediately after the incurrence thereof, no Default shall or would exist;

(l) unsecured Indebtedness of the Parent, the Borrower and the Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding, provided that (i) immediately before and immediately after the incurrence thereof, no Default shall or would exist, (ii) all such Indebtedness incurred after the Closing Date shall (X) be Approved Debt, or (Y) have a maturity date that is no earlier than the Permitted Debt Maturity Date, and (iii) unless otherwise agreed to in writing by the Administrative Agent, such Indebtedness (other than Indebtedness incurred by Excluded Subsidiaries) is on terms and conditions no more restrictive than those governing the Indebtedness incurred under the Loan Documents;

(m) Indebtedness (whether secured or unsecured) of the Borrower and the Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding, provided that (i) immediately before and immediately after the incurrence thereof, no Default shall or would exist, (ii) all such Indebtedness incurred after the Closing Date shall (X) be Approved Debt, or (Y) have a final stated maturity date that is no earlier than the Permitted Debt Maturity Date, and (iii) unless otherwise agreed to in writing by the Administrative Agent, such Indebtedness (other than Indebtedness incurred by Excluded Subsidiaries) is on terms and conditions no more restrictive than those governing the Indebtedness incurred under the Loan Documents;

(n) unsecured Indebtedness of the Parent, the Borrower and the Subsidiaries, provided that (i) immediately before and immediately after the incurrence thereof, no Default shall or would exist, (ii) all such Indebtedness incurred after the Closing Date shall (X) be Approved Debt, or (Y) have a final stated maturity date that is no earlier than the Permitted Debt Maturity Date, (iii) unless otherwise agreed to in writing by the Administrative Agent (the decision to be within the sole and absolute discretion of the Administrative Agent), such Indebtedness (other than Indebtedness incurred by Excluded Subsidiaries) is on terms and conditions no more restrictive than those governing the Indebtedness incurred under the Loan Documents, and (iv) immediately after giving effect thereto, the Total Leverage Ratio would not exceed 4.25:1.00; and

(o) Indebtedness of the Borrower and the Subsidiaries incurred after the Closing Date in respect of Investments made after the Closing Date and permitted by Section 7.4(h).

Section 7.2. Liens

The Parent will not, and will not permit the Borrower or any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Parent, the Borrower or any Subsidiary to the extent existing on the Closing Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of the Parent, the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any extensions, renewals and replacements thereof that do not increase the amount thereof;

(d) Liens to secure the Indebtedness permitted by Section 7.1(e), (h), (i), (j), (k) or (m);

(e) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person became or becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, and (iii) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any Refinancing Indebtedness in respect of such Indebtedness;

(f) any encumbrance or restriction (including, without limitation, put and call agreements and transfer restrictions, but not other Liens) with respect to the Equity Interest of any joint venture or similar arrangement created pursuant to the joint venture or similar agreements with respect to such joint venture or similar arrangement;

(g) other Liens securing obligations in an aggregate amount not exceeding $5,000,000 at any one time outstanding; and

(h) Liens on the assets and property of the Parent (other than any Lien on any Equity Interest issued by the Borrower).

Section 7.3. Fundamental Changes

(a) The Parent will not, and will not permit the Borrower or any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(i) the Parent may merge or consolidate with any Person, provided that (A) the Parent shall be the surviving entity thereof, (B) the Parent shall have satisfied the notice requirements in

Section 6.1(f) with respect thereto, and (C) immediately after giving effect thereto, the Loan Parties shall be in compliance on a pro forma basis with all Financial Covenants as of the most recent fiscal quarter end (assuming, for purposes of the Financial Covenants, that all mergers, acquisitions and dispositions consummated since the first day of such fiscal quarter, had occurred on the first day of such fiscal quarter);

(ii) the Borrower may merge or consolidate with any Subsidiary Guarantor, provided that the Borrower shall be the surviving entity;

(iii) the Borrower may merge or consolidate with any other Person, provided that (A) the Borrower shall be the surviving entity, (B) the Parent shall have satisfied the requirements in Section 6.1(f) with respect thereto, and (C) immediately after giving effect thereto, the Loan Parties shall be in compliance on a pro forma basis with all Financial Covenants as of the most recent fiscal quarter end (assuming, for purposes of the Financial Covenants, that all mergers, acquisitions and dispositions consummated since the first day of such fiscal quarter, had occurred on the first day of such fiscal quarter);

(iv) (A) any Subsidiary may merge or consolidate with or into the Borrower in a transaction in which the Borrower is the surviving Person, (B) any Subsidiary Guarantor may merge or consolidate with or into any Subsidiary in a transaction in which a Subsidiary Guarantor is the surviving Person, and (C) any Excluded Subsidiary may merge or consolidate with or into any other Subsidiary (including another Excluded Subsidiary) in a transaction in which such other Subsidiary is the surviving Person;

(v) any Subsidiary may merge or consolidate with any other Person, provided that (A) immediately after giving effect thereto, no Default shall or would exist, and (B) either (1)(a) such Subsidiary is the surviving Person, and (b) such merger or consolidation is not prohibited by Section 7.5, or (2)(a) such other Person is the surviving Person, and (b)(i) such merger or consolidation is not prohibited by Section 7.7, or (ii) such merger or consolidation is not prohibited by Section 7.5 and such other Person shall become a Subsidiary Guarantor in accordance with Section 6.11;

(vi) (A) the Parent may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (other than Equity Interests in the Borrower) to any Person, (B) the Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Subsidiary Guarantor, (C) any Subsidiary Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to any other Subsidiary Guarantor (upon voluntary liquidation or dissolution or otherwise), and (D) any Excluded Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary (upon voluntary liquidation or dissolution or otherwise);

(vii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not otherwise permitted by this Section 7.3(a), provided that such sale, transfer, lease or other disposition is permitted by Section 7.7; and

(viii) any Subsidiary may liquidate, wind up or dissolve so long as (A) the assets of any such Subsidiary that is a Subsidiary Guarantor are transferred to the Borrower or another Subsidiary Guarantor, or (B) the assets of any such Subsidiary that is an Excluded Subsidiary are transferred to the Borrower or a Subsidiary.

(b) The Parent will not, and will not permit any subsidiary thereof to, engage in any business other than businesses of the type conducted by the Parent, the Borrower and the Subsidiaries on the Closing Date and businesses which are now, or which in the future shall have become, reasonably related thereto or a reasonable extension thereof.

Section 7.4. Investments

The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any Guarantee of any obligations of, any other Person (all of the foregoing, “Investments”), except:

(a) Investments in Cash Equivalents;

(b) Investments existing on the Closing Date and set forth on Schedule 7.4;

(c) Investments by any Person in existence at the time such Person becomes a Subsidiary, provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(d) Investments permitted by Section 7.3 or 7.5;

(e) Investments (i) made by the Borrower in any Subsidiary Guarantor, (ii) made by any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor, or (iii) made by any Excluded Subsidiary in any other Excluded Subsidiary;

(f) loans, advances and Guarantees of Indebtedness permitted by Section 7.1;

(g) Guarantees by the Borrower or any Subsidiary to the extent that, immediately before and immediately after giving effect thereto (i) no Default shall or will exist, and (ii) the Senior Leverage Ratio shall not and would not be greater than 2.25:1.00;

(h) Investments (other than Guarantees) by the Borrower and the Subsidiaries to the extent that immediately before and immediately after giving effect thereto no Default shall or would exist, and

(i) immediately before and immediately after giving effect thereto the Senior Leverage Ratio is not and would not be greater than 2.25:1.00, or

(ii) immediately after giving effect thereto (1) the aggregate outstanding principal balance of all debt Investments made pursuant to this Section 7.4(h)(ii) would not exceed $10,000,000, and

(2) the aggregate amount of all other Investments made pursuant to this Section 7.4(h)(ii) would not exceed $10,000,000;

(i) Investments under Hedging Agreements permitted hereunder;

(j) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.7;

(k) Investments arising out of the receipt by the Borrower or any Subsidiary of Restricted Payments permitted under Section 7.8;

(l) Investments of the Borrower and the Subsidiaries received in exchange for the contribution of the One-Time Transaction Assets to a Subsidiary;

(m) Investments received in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower or any Subsidiary in settlement of obligations and disputes;

(n) Investments in Excluded Subsidiaries to the extent funded with the proceeds of a concurrent distribution from one or more Excluded Subsidiaries; and

(o) loans and advances to employees in the ordinary course of business not in excess of $5,000,000 in aggregate principal amount outstanding at any one time.

Section 7.5. Acquisitions

The Borrower will not, and will not permit any Subsidiary to (i) purchase or otherwise acquire (in any one transaction or any series of related transactions and, including by merger, consolidation or otherwise) (1) all or substantially all of the property of any Person or (2) any business or division of any Person, or (ii) cause any Person to become a subsidiary thereof (each of the transactions described in clauses (i) and (ii) immediately above, an “Acquisition”), except:

(a) Acquisitions by (i) the Borrower from any Subsidiary Guarantor, and (ii) any Subsidiary Guarantor from the Borrower or any other Subsidiary;

(b) Acquisitions by any Excluded Subsidiary from any other Excluded Subsidiary;

(c) other Acquisitions by the Borrower or any Subsidiary, if each of the following conditions is met:

(i) immediately before and immediately after giving effect thereto no Default shall or would exist;

(ii) immediately after giving effect thereto the Parent shall have satisfied the requirements in Section 6.1(f) with respect thereto, if any;

(iii) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such transaction (which opposition has not been publicly withdrawn);

(iv) all transactions in connection therewith shall be consummated in accordance with all applicable requirements of law (including, without limitation, all State Law and State Regulations);

(v) with respect to any such transaction involving consideration to be paid by the Borrower and the Subsidiaries in excess of $50,000,000, unless the Administrative Agent shall otherwise agree, the Parent shall have provided the Administrative Agent and the Lenders with historical financial statements of the Person or business to be acquired to the extent available;

(vi) immediately after giving effect thereto, the Loan Parties shall be in compliance on a pro forma basis with all Financial Covenants as of the most recent fiscal quarter end (assuming, for purposes of the Financial Covenants, that all mergers, acquisitions and dispositions consummated since the first day of such fiscal quarter, had occurred on the first day of such fiscal quarter); and

(vii) (A) immediately before and immediately after giving effect to such transaction, the Senior Leverage Ratio is not and would not be greater than 2.25:1.00, or (B) immediately after giving effect thereto, the aggregate consideration paid by the Borrower and the Subsidiaries pursuant to this Section 7.5(c)(vii)(B) would not exceed $10,000,000.

Section 7.6. Sale and Lease-Back Transactions

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (a) the sale or transfer of such property is permitted by Section 7.7, and (b) any Liens arising in connection with its use of such property are permitted by Section 7.2.

Section 7.7. Dispositions

The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset (other than cash and Cash Equivalents), including any Equity Interest, and the Borrower will not and will not permit any Subsidiary to, issue any Equity Interest, except:

(a) (i) sales, transfers, leases and other dispositions of used or surplus equipment or other obsolete or, in the reasonable judgment of Borrower, unnecessary assets, (ii) the licensing of intellectual property by the Borrower to any Subsidiary Guarantor, (iii) the substantially contemporaneous exchange of equipment by any Subsidiary for property of a like kind, to the extent that the equipment received by such Subsidiary in such exchange is of a value equivalent to the value of the equipment exchanged (provided, that after giving effect to such exchange, the value of the property subject to perfected first priority Liens in favor of the Administrative Agent under the Security Documents is not materially reduced), and (iv) the sale, transfer or other disposition of property and inventory in the ordinary course of business;

(b) sales, transfers, leases and other dispositions (i) made by the Borrower to any Subsidiary Guarantor, (ii) made by any Subsidiary to the Borrower or any Subsidiary Guarantor, and (iii) made by any Excluded Subsidiary to any other Excluded Subsidiary;

(c) Liens permitted by Section 7.2, sales, transfers, leases and other dispositions permitted by Section 7.3, Investments permitted by Section 7.4, sale and leaseback transactions permitted by Section 7.6, and Restricted Payments permitted by Section 7.8;

(d) the sale, transfer, lease and other disposition or abandonment of intellectual property that is, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Subsidiary Guarantors taken as a whole;

(e) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not part of any bulk sale or financing of receivables);

(f) the sale, transfer, lease or other disposition of by the Borrower and certain Subsidiaries of the One-Time Transaction Assets to an Excluded Subsidiary, provided that (i) immediately before and immediately after giving effect thereto, no Default shall or would exist, (ii) the aggregate consideration received by the Borrower and such Subsidiaries in connection therewith shall not be less than the fair market value of the One-Time Transaction Assets, and (iii) the terms thereof shall be “arm’s length”;

(g) issuances of Equity Interests (i) by the Borrower to the Parent, (ii) by any Subsidiary to the Borrower or any Subsidiary Guarantor, and (iii) by any Excluded Subsidiary to the Borrower or any Subsidiary;

(h) other issuances of Equity Interests by any Subsidiary to the extent arising out of (i) an Investment by the Borrower or any other Subsidiary permitted by Section 7.4, (ii) a sale, transfer or other disposition by the Borrower or any Subsidiary permitted by Section 7.7(i), or (iii) a Restricted Payment made by the Borrower or any Subsidiary permitted by Section 7.8; and

(i) other sales, transfers, leases and other dispositions of assets by the Borrower or any Subsidiary and issuances of Equity Interests by a Subsidiary, if each of the following conditions is met:

(i) immediately before and immediately after giving effect thereto, no Default shall exist or would occur;

(ii) immediately after giving effect thereto, the Parent shall have satisfied the requirements in Section 6.1(f) with respect thereto, if any;

(iii) not less than 80% of the aggregate consideration to be received by the Borrower and its Subsidiaries in connection therewith shall be payable in cash upon the consummation thereof;

(iv) the aggregate consideration received by the Borrower and the Subsidiaries in connection therewith shall not be less than the fair market value of the property transferred by the Borrower and the Subsidiaries in connection therewith;

(v) the terms thereof shall be “arm’s length”; and

(vi) the fair market value of all property of the Borrower and the Subsidiaries sold, transferred, leased or otherwise disposed of, and Equity Interests issued, pursuant to this Section 7.7(i) would not exceed (A) $50,000,000 in any one fiscal year, or (B) $100,000,000 in the aggregate.

Section 7.8. Restricted Payments

The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests;

(b) (i) any Subsidiary may declare and make Restricted Payments to the Borrower or any Subsidiary Guarantor, and (ii) any Excluded Subsidiary may declare and pay Restricted Payments to the Borrower or any Subsidiary;

(c) any Subsidiary that is not a wholly-owned Subsidiary may declare and pay cash dividends to its equity holders generally so long as the Borrower (or a Subsidiary thereof which owns the equity interests in the Subsidiary paying such dividend) receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividend and taking into account the relative preferences, if any, of the various classes of Equity Interests issued by such Subsidiary);

(d) the Borrower or any Subsidiary may declare and pay Restricted Payments to the Parent in cash, provided that (i) the Parent shall use the proceeds of each such Restricted Payment to pay a regularly scheduled cash payment of interest on the New Notes, the Senior Notes or the Replacement Debt, (ii) no such Restricted Payment shall be made before the date that is 30 days prior to the due date (without giving effect to any grace period) of such regularly scheduled cash interest payment, (iii) no such Restricted Payment shall, when aggregated with all other Restricted Payments made pursuant to this Section 7.8(d) with respect to any such regularly scheduled cash interest payment, exceed the amount of such regularly scheduled cash interest payment, and (iv) immediately before and immediately after giving effect thereto, no Default shall or would exist, provided further that in no event shall the Borrower or any Subsidiary be prohibited by this clause (iv) from making any Restricted Payment to the Parent pursuant to this Section 7.8(d) for more than 180 days in any consecutive 360 day period unless (i) an Event of Default has occurred and is continuing under Section 8.1(a) or 8.1(b), or (ii) the maturity of the Loans have been accelerated in accordance with the terms of this Agreement;

(e) the Borrower may declare and pay Restricted Payments in cash to the Parent in an amount that, during any fiscal year, would not exceed the portion of the income taxes payable by the Parent in such fiscal year attributable to the Borrower and its Subsidiaries; and

(f) the Borrower or any Subsidiary may declare and pay other Restricted Payments in cash, provided that (i) immediately before and immediately after giving effect thereto no Default shall or would exist, and (ii)(A) immediately before and after giving effect thereto the Senior Leverage Ratio shall not and would not be greater than 2.25:1.00, or (B) immediately after giving effect thereto, the amount of all Restricted Payments made pursuant to this Section 7.8(f)(ii)(B) would not exceed $5,000,000 in the aggregate.

Section 7.9. Prepayments

The Parent will not, and will not any subsidiary thereof to, (a) prepay any interest owing under the Senior Notes, the Replacement Debt or the New Notes, other than in connection with the prepayment of such Indebtedness in full with Refinancing Indebtedness, or (b) voluntarily prepay any principal in respect of the Senior Notes, the Replacement Debt or the New Notes, other than in connection with the prepayment of such Indebtedness in full with Refinancing Indebtedness.

Section 7.10. Transactions with Affiliates

The Parent will not permit the Borrower or any Subsidiary to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any Affiliate thereof, except (a) as set forth on Schedule 7.10, (b) for general corporate services in the ordinary course of business, including the provision of insurance, and (c) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an “arm’s length” basis from unrelated third parties, provided that this Section shall not apply to (x) any Restricted Payment made by the Borrower to the Parent to the extent permitted under Section 7.8, or (y) any transaction between or among the Borrower and/or any Subsidiary (and not involving any other Affiliate) to the extent permitted under Sections 7.1, 7.3, 7.4, 7.5, 7.6, 7.7, or 7.8.

Section 7.11. Restrictive Agreements

The Parent will not, and will not permit the Borrower or any Subsidiary Guarantor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement binding on the Borrower or such Subsidiary Guarantor that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien (other than Liens prohibited under any cable television Franchise agreement relating to the Borrower or any Subsidiary Guarantor) upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties created under the Loan Documents), or (b) the ability of any Subsidiary Guarantor to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary Guarantor or to Guarantee

Indebtedness of the Borrower or any Subsidiary Guarantor, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.11 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or all or substantially all of its assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed on any Person that becomes a Subsidiary after the Closing Date, provided that (1) such restrictions and conditions exist at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (2) so long as any such restriction or condition exists, such Person shall be an Excluded Subsidiary, (v) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (vi) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment of such agreements.

Section 7.12. Hedging Agreements

The Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.13. Amendment of Material Documents

The Parent will not, and will not permit the Borrower or any Subsidiary to, amend, supplement or otherwise modify, or waive any of its rights under its certificate of formation, operating agreement or other organizational documents, in each case other than amendments, modifications or waivers that would not reasonably be expected to adversely affect the Credit Parties, provided that the Parent shall deliver or cause to be delivered to the Administrative Agent a copy of each such amendment, modification or waiver promptly after the execution and delivery thereof.

Section 7.14. Ownership of Subsidiaries

The Parent shall at all times own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower and each Subsidiary other than Excluded Subsidiaries.  No Excluded Subsidiary may own, directly or indirectly, any Equity Interest issued by any Subsidiary Guarantor.

Section 7.15. Interest Coverage Ratio

The Parent will not permit the Interest Coverage Ratio to be less than 2.50:1.00 at any time.

Section 7.16. Total Leverage Ratio

The Parent will not permit the Total Leverage Ratio to be greater than 5.25:1.00 at any time.

Section 7.17. Senior Leverage Ratio

The Parent will not permit the Senior Leverage Ratio to be greater than 3.00:1.00 at any time.

Section 7.18. Capital Expenditures

The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditure on or after the Closing Date, except:

(a) Capital Expenditures, provided that immediately before and immediately after giving effect thereto, (i) no Default shall or would exist, and (ii) the Senior Leverage Ratio is not and would not be greater than 2.25:1.00; and

(b)           other Capital Expenditures during any calendar year, provided that (i) immediately before and immediately after giving effect thereto, no Default shall or would exist, and (ii) immediately after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Borrower and the Subsidiaries (on a consolidated basis) during such calendar year  pursuant to this Section 7.18(b) shall not exceed the sum of (1) $125,000,000, and (2) commencing on January 1, 2010, the excess, if any, of $125,000,000 over the aggregate sum of all Capital Expenditures made by the Borrower and the Subsidiaries during the immediately preceding calendar year.

ARTICLE 8
EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Security Document, in each case to the extent it is a party thereto, and such failure shall continue unremedied for a period of 10 days after the earlier to occur of (1) the receipt by such Loan Party of written notice thereof from the Administrative Agent or any Lender, or (2) a Responsible Officer of such Loan Party obtaining actual knowledge thereof, or (ii) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.3, 6.8, 6.12, 6.13, or 6.14 or in Article 7, or in Article 11;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after a Responsible Officer shall have obtained actual knowledge thereof;

(f) the Parent, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest, and regardless of amount) in respect of any Material Obligations when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof, prior to their scheduled maturity (in each case after (x) the giving of any applicable notice and (y) giving effect to any applicable grace period), provided that this paragraph (g) shall not apply to (i) Material Obligations owed by any Excluded Subsidiary that constitutes an Unrestricted Subsidiary (as defined in the indenture, as in effect on the closing date, for the New Notes), or (ii) secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the Borrower or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Subsidiary, or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Parent, the Borrower or any Subsidiary, or any combination thereof (to the extent not fully covered by insurance without taking into account any applicable deductibles) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(m) any Loan Document shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party shall so assert in writing;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and, except to the extent otherwise permitted by the applicable Security Document, perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document or any foreclosure, distraint, sale or similar proceedings have been commenced with respect to any Collateral;

(o) one or more Authorizations of the Borrower or any Subsidiary to own or operate all or any portion of the Communications Business is not renewed, expires, or is terminated, suspended or revoked, and such nonrenewal, expiration, termination, suspension or revocation would reasonably be expected to have a Material Adverse Effect; or

(p) a Change in Control shall have occurred;

then, and in every such event (other than an event described in paragraph (h) or (i) of this Article with respect to the Borrower), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Guarantors.

ARTICLE 9
THE ADMINISTRATIVE AGENT
Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any of the Subsidiaries or any Loan Party that is communicated to or obtained by the Person serving as

Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent, the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (iv) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by any Loan Party of any rights hereunder.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower shall be required, to appoint a successor from among the Lenders reasonably acceptable to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent reasonably acceptable to the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), unless an Event of Default shall have occurred and be continuing, in which case no consent of the Borrower shall be required, from among the Lenders or an Affiliate of any such Lender with minimum capital and undivided surplus of not less than $500,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

Notwithstanding anything in any Loan Document to the contrary, no Agent (other than the Administrative Agent) acting in such capacity shall have any duty or obligation under the Loan Documents.

Each Lender and the Issuing Bank irrevocably authorizes the Administrative Agent, at its option and in its discretion (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than contingent or indemnification obligations not then due) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Required Lenders; and (ii) to release any Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section.

The use of a Platform in connection with this Agreement or any other Loan Document is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of any electronic communications made on the Platform, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in such electronic communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with such electronic communications or the Platform.

ARTICLE 10
MISCELLANEOUS
Section 10.1. Notices

Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to the last paragraph of this Section 10.1), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to any Loan Party, to it at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, Attention of John Lowber, Chief Financial Officer (Facsimile No. (907) 868-5676), with a copy to Steven D. Miller, Esq., Sherman & Howard L.L.C., 633 17th Street, Suite 3000, Denver, Colorado  80202, Facsimile No. (303) 298-0940;

(b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to it at 1301 Avenue of the Americas, New York, New York 10019-6022, Attention of: Media & Communications Group; (Facsimile No. (212) 261-3288), with a copy to Bryan Cave, LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention of Matthew P. D’Amico, Esq. (Telephone No. (212) 541-1270, Facsimile No. (212) 904-0502); and

(c) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Documents required to be delivered pursuant to Section 6.1 and 6.2 may be delivered by e-mail or facsimile.  Promptly after receipt thereof by the Administrative Agent, the Administrative Agent shall post such documents electronically with notice of such posting to each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Platform, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent’s obligation to deliver information pursuant to this Section 6.1 may be discharged by posting such information on the Platform in accordance with the remaining provisions of this paragraph.  The Loan Parties hereby acknowledge that (i) the Administrative Agent will make available to the Lenders on a confidential basis materials and/or information provided by or on behalf of the Parent and the Borrower hereunder (collectively, “Materials”) by posting the Materials on the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or any subsidiary thereof) (each, a “Public Lender”).  The Parent shall mark Materials that the Parent intends to be made available to Public Lenders clearly and conspicuously as “PUBLIC.”  By designating Materials as “PUBLIC,” the Parent authorizes such Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to such Person or its securities for purposes of United States Federal and State securities laws.  Any Materials not marked “PUBLIC” shall be treated as if it contains material non-public information with respect to the Parent and the subsidiaries thereof or their securities.  Notwithstanding the foregoing, the Parent is under no obligation to mark any Materials as “PUBLIC.”

Section 10.2. Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Except as provided in paragraphs (b) and (c) of Section 2.1 with respect to Add-on Term Loans and Section 2.5(e) with respect to additional Revolving Commitments, neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, the Subsidiary Guarantors and the Required Lenders or by the Parent, the Borrower, the Subsidiary Guarantors and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement, or reduce the rate of any interest thereon (other than any waiver of default interest payable pursuant to Section 3.1(b)), or reduce any fees, payable hereunder, without the written consent of each Credit Party directly and adversely affected thereby, (iii) postpone any scheduled principal payment date or postpone any other payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, any interest (other than any waiver of default interest) or any fees payable hereunder, or reduce (other than any waiver of default interest) the amount of, or waive or excuse any such payment, without the written consent of each Credit Party directly and adversely affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.11(b), the application of mandatory prepayments required by Section 2.7, or the pro rata reduction of Revolving Commitments required by Section 2.5(d), without the written consent of each Credit Party directly and adversely affected thereby, (v) change any of the provisions of this Section or reduce the percentage set forth in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that an amendment shall not be deemed to change such provisions to the extent it effects an increase or decrease in the commitment of any Lender(s) or in the aggregate amount of the commitments of any Class), (vi) release the Parent or any Subsidiary Guarantor from its Guarantee hereunder (except as expressly provided herein or in the Security Documents), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vii) release all or substantially all of the Collateral from the Liens of the Loan Documents, without the written consent of each Lender, and provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Parent, the Borrower, the Subsidiary Guarantors and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) any amendment or modification of defined terms used in the Financial Covenants shall require the consent only of the Borrower and the Required Lenders.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is so required but not so obtained being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lenders and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and that shall consent to the Proposed Change, provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent(s) shall not unreasonably be withheld, conditioned or delayed, (b) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.4(b).

(d) Notwithstanding anything to the contrary contained in this Section, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower, the Parent and the Subsidiary Guarantors (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and any Add-on Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Further, notwithstanding anything to the contrary contained in this Section, if within sixty (60) days following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of any of the Loan Documents, then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(f) Any Lender may authorize the Administrative Agent to sign any amendment, modification or waiver hereto in any authorization form agreed to by the Borrower and the Administrative Agent and no Lender shall be entitled to see any other Lender’s authorization form.

Section 10.3. Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document, (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of Counsel, in connection with the enforcement or protection of its rights in connection with the Loan Documents during the continuation of an Event of Default, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiation in respect of such Loans or Letters of Credit.  For purposes of this Section 10.3, “Counsel” means (X) in connection with (1) any workout, restructuring or similar negotiation with respect to the Obligations, (2) any Event of Default arising from a failure by the Borrower to pay the principal of, or interest on, any Loan or LC Disbursement when due, (3) any acceleration of the Loans, and/or (4) any filing or proceeding referred to in paragraph (h) or (i) of Article 8, counsel for each Credit Party, or (Y) in all other events, (i) any counsel for the Credit Parties, and (ii) if a conflict exists, reasonably necessary additional counsel for the affected Credit Parties.

(b) The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for the Indemnitees (unless a conflict exists, in which case, reasonable fees, charges and disbursements of reasonably necessary additional counsel for the affected Indemnitees shall be covered), but excluding Taxes which are governed by Section 3.7, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof including any refusal of the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent, the Borrower or any of the Subsidiaries or (iv) any other actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or, in the case of clause (iv) immediately above, to have resulted from the failure of such Indemnitee to observe or perform any obligation of such Indemnitee under the Loan Documents.  Each Indemnitee shall endeavor to give prompt notice to the Borrower of any claim against such Indemnitee that may give rise to an indemnification claim against the Borrower under this Section 10.3, provided however that such Indemnitee shall have no liability to the Borrower for such the failure to give any such notice.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is such Lender’s Total Credit Exposure and the denominator of which is the aggregate Total Credit Exposure of all Lenders (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any Total Credit Exposure at such time, as of the last time at which any Lender had a Total Credit Exposure), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as applicable, an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is such Revolving Lender’s Revolving Credit Exposure plus the unused portion of its Commitment and the denominator of which is the aggregate Revolving Credit Exposure of all Lenders plus the aggregate unused amount of all Commitments (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Revolving Lender shall have any Revolving Credit Exposure or unused Commitment at such time, as of the last time at which any Revolving Lender had any Revolving Credit Exposure or unused Commitment), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Issuing Bank or the Swingline Lender, as the case may be, in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly but in no event later than ten Business Days after written demand therefor.

Section 10.4. Successors and Assigns

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and obligations in respect of its LC Exposure and Swingline Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans and obligations in respect of its LC Exposure and Swingline Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed) and, so long as no Event of Default has occurred and is continuing, the Borrower consents (in its sole discretion).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among such Loans or Commitments on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) an unfunded or revolving facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded term facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the revolving facility.

(iv) Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Parties.  No such assignment shall be made to any Loan Party, any of its subsidiaries or any of their respective Affiliates.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3 with respect to claims arising from facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Loan Party, any of its subsidiaries or any of their respective Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11(c) as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.5 or 3.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(e) and (f) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Survival

All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid (other than contingent or indemnification obligations not then due) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.5, 3.6, 3.7 and 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.6. Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.7. Severability

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

Section 10.8. Right of Setoff

If an Event of Default under Section 8(a) or (f) shall have occurred and be continuing, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender and Affiliate agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 10.9. Governing Law; Waiver of Jury Trial

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR, TO ITS KNOWLEDGE, OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.10. Submission To Jurisdiction; Waivers

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.1 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.11. Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Patriot Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.  This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.

Section 10.14. Confidentiality

(a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party will be responsible for any disclosure by such Persons), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee under Section 10.4 or pledgee under Section 10.4(f) of or Participant in (or trustee for such assignee, pledge or Participant), or any prospective assignee under Section 10.4 or pledgee under Section 10.4(f) of or Participant in (or trustee for such assignee, pledge or Participant), any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or an agreement described in clause (vi) above or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower and the known Affiliates and representatives thereof (other than a source actually known by such disclosing Person to be bound by confidentiality obligations with respect thereof).  For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower, any Loan Party or any of their Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by or on behalf of the Borrower (other than from a source actually known by such party to be bound by confidentiality obligations).  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT CONFIDENTIAL INFORMATION AS DEFINED IN SECTION 10.14 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES

REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE DELIVERED TO THE ADMINISTRATIVE AGENT A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.15. Amendment and Restatement

The parties to this Credit Agreement agree that, upon the execution and delivery of this Credit Agreement by each party hereto, the terms and provisions of the Existing Credit Agreement and the Existing Subsidiary Guaranties shall each be amended, superseded, restated and consolidated in their entirety without a breach in continuity by the terms and provisions of this Credit Agreement and, unless expressly stated to the contrary, each reference to the Existing Credit Agreement or any of the Existing Subsidiary Guaranties in any of the Loan Documents or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Credit Agreement.  This Credit Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement and the Existing Subsidiary Guaranties or the obligations and liabilities thereunder.

ARTICLE 11
GUARANTEE
Section 11.1. Guarantee; Fraudulent Transfer, Etc.; Contribution

(a) Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the Obligations.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

(b) Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative

Agent or any other Secured Party in favor of the Borrower or any other Person.

(c) Fraudulent Transfer.  Anything in this Article 11 to the contrary notwithstanding, (i) the obligations of each Subsidiary Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer, obligation or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor (A) in respect of intercompany debt owed or owing to the Parent or Affiliates of the Parent to the extent that such debt would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder and (B) under any Guarantee of senior unsecured debt or Indebtedness subordinated in right of payment to the Obligations, which Guarantee contains a limitation as to maximum amount similar to that set forth in this clause (i), pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (I) applicable law or (II) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of the Borrower of obligations arising under guarantees by such parties (including the agreements described in Section 11.1(d)) and (ii) the Parent expressly subordinates any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim that it may now or hereafter have against the Borrower, any other Loan Party, any other guarantor or any other Person directly or contingently liable for the Obligations, or against or with respect to the property of the Borrower, such other Loan Party, such other guarantor or such other Person, arising from the existence or performance hereof, including, but not limited to, in the event that any money or property shall be transferred to any Credit Party by the Parent pursuant to this Article 11 in reduction of the Obligations or otherwise.

(d) Contributions.  In addition to all rights of indemnity and subrogation the Subsidiary Guarantors may have under applicable law (but subject to this paragraph), the Borrower agrees that (i) in the event a payment shall be made by any Subsidiary Guarantor hereunder, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment, and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payments shall have been made to the extent of such payment, and (ii) in the event that any assets of any Subsidiary Guarantor shall be sold pursuant to any Loan Document to satisfy any claim of any Secured Party, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.  Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to this paragraph) that, in the event a payment shall be made by any other Subsidiary Guarantor hereunder or assets of any other Subsidiary Guarantor shall be sold pursuant to any Loan Document to satisfy a claim of any Secured Party and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by the Borrower as provided in this paragraph, the Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on the date hereof (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 11.11, the date of the Guarantee Supplement executed and delivered by such Subsidiary Guarantor).  Any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this paragraph shall be subrogated to the rights of such Claiming Subsidiary Guarantor under this paragraph to the extent of such payment.  Notwithstanding any provision of this paragraph to the contrary, all rights of the Subsidiary Guarantors under this paragraph and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Obligations.  No failure on the part of the Borrower or any Subsidiary Guarantor to make the payments required by this paragraph (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations under this paragraph, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor under this paragraph.

Section 11.2. Obligations Not Waived

To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from, and protest to any Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document, or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Article 11, any other Loan Document, any Guarantee or any other agreement, including with respect to any other Guarantor under this Article 11, (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Secured Party, or (iv) any other circumstance that would constitute a surety defense (other than payment in full in cash of all of the Obligations).

Section 11.3. Security

Each Guarantor authorizes the Administrative Agent and each other Secured Party to (i) take and hold security for the payment of the obligations under the provisions of this Article 11 pursuant to the Security Documents and exchange, enforce, waive and release any such security, (ii) apply such security and direct the order or manner of sale thereof in accordance with the Loan Documents and (iii) release or substitute any one or more endorsees, other Guarantors or other obligors.

Section 11.4. No Discharge or Diminishment of Guarantee

The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).

Section 11.5. Defenses of Borrower Waived

To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full in cash of the Obligations.  The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any Guarantor or exercise any other right or remedy available to them against the Borrower or any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully paid in cash.  Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Guarantor, as applicable, or any security.

Section 11.6. Agreement to Pay; Subordination

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of such Guarantor against the applicable Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of the Obligations.  In addition, any debt or Lien of the

Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment and priority to the prior payment in full in cash of the Obligations and the Liens created under the Loan Documents. If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such debt of the Borrower or such other Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 11.7. Information

Each Guarantor assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 11.8. Termination

(a) The guarantees made hereunder (i) shall terminate when all the Obligations have been paid in full in cash, all Letters of Credit have expired and all LC Disbursements have been reimbursed, and the Lenders have no further commitment to lend or otherwise extend credit under this Agreement and (ii) shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise.

(b) If any Equity Interest in any Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and, immediately after giving effect thereto, such Subsidiary Guarantor shall no longer be a Subsidiary, then the obligations of such Subsidiary Guarantor under this Article 11 shall be automatically released.

Section 11.9. Additional Guarantors

Upon execution and delivery after the date hereof by the Administrative Agent and a Subsidiary of a Guarantee Supplement, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein.  The execution and delivery of any Guarantee Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

GCI HOLDINGS CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GCI HOLDINGS, INC.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

GCI, INC.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

GCI CABLE, INC.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

GCI COMMUNICATION CORP.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

GCI FIBER COMMUNICATION CO., INC.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

ALASKA UNITED FIBER SYSTEM PARTNERSHIP

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

POTTER VIEW DEVELOPMENT CO., INC.

By:	/s/ John M. Lowber
Name: John M. Lowber
Title: Secretary

GCI HOLDINGS CREDIT AGREEMENT

CALYON, NEW YORK BRANCH, as a Lender, the Swingline Lender, the Issuing Bank, and the Administrative Agent

/s/Elvis Grgurovic	/s/ Priya Vrat
Name: Elvis Grgurovic	Name: Priya Vrat
Title: Administrative Agent	Title: Director

GCI HOLDINGS CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender and the Syndication Agent

By:	/s/ Mustafa S. Toplwalla
Name: Mustafa S. Toplwalla
Title: Authorized Signatory

GCI HOLDINGS CREDIT AGREEMENT

COBANK, ACB, as a Lender and a Documentation Agent

By:	/s/ Ted Koerner
Name: Ted Koerner
Title: Managing Director

GCI HOLDINGS CREDIT AGREEMENT

UNION BANK OF CALIFORNIA, N.A., as a Lender and a Documentation Agent

By:	/s/ Adam Bester
Name: Adam Bester
Title: Senior Vice President and Manager

GCI HOLDINGS CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as a Lender and a Documentation Agent

By:	/s/ Logan Birch
Name: Logan Birch
Title: Vice President

GCI HOLDINGS CREDIT AGREEMENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

/s/ Enrique Landaeta	/s/ Erin Morrissey
Name: Enrique Landaeta	Name: Erin Morrissey
Title: Vice President	Title: Vice President

GCI HOLDINGS CREDIT AGREEMENT

MORGAN STANLEY BANK, as a Lender

By:	/s/ Ryan Vetsch
Name: Ryan Vetsch
Title: Authorized Signatory